Report of independent registered public accounting firm

To the Stockholders and Director of Husky Technologies Limited

Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Husky Technologies Limited [the “Company”] as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2025, and the related notes [collectively referred to as the “consolidated financial statements”]. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) [“PCAOB”] and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: [1] relate to accounts or disclosures that are material to the financial statements and [2] involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill

Description of the Matter
On December 31, 2025, the Company’s goodwill was $1,923 million. As discussed in Note 12 and Note 3 to the consolidated financial statements, the annual impairment test for goodwill was performed at October 1, 2025, using the market-based approach to determine the fair value of the reporting unit was greater than its carrying amount.
Auditing management’s goodwill impairment assessment was complex and highly judgmental as the assessment included the evaluation of factors such as the impact of the CompoSecure transaction on the valuation of the reporting unit, macroeconomic conditions, industry and market trends, operating performance, changes in strategy, and entity-specific events. Auditing these judgments required significant auditor effort and a heightened level of professional skepticism.

How We Addressed the Matter in Our Audit
To evaluate management’s assessment of goodwill impairment, our procedures included, among others, assessing the reasonableness of management’s conclusions regarding the overall fair value of the reporting unit by considering the value of the Company indicated by the CompoSecure transaction terms agreed at the date of management’s assessment, current operating performance relative to prior periods and budgets, industry and market conditions affecting the reporting unit, and compared management’s qualitative assertions to external and internal evidence, evaluating whether adverse trends or negative indicators existed.

Accounting for Preferred Share and Embedded Derivative

Description of the Matter
As discussed in Note 14 to the consolidated financial statements, on April 23, 2024, Husky and its subsidiaries completed the refinancing of its long-term debt, which involved the issuance of 370,000 Class A Preferred Shares (the “Preferred Shares”) for aggregate gross proceeds of $362.6 million. The Preferred Shares included certain redemption features that met the definition of a derivative for accounting purposes (the “Embedded Derivative”).
At each reporting date, management determines the fair value of the Embedded Derivative, with changes in its fair value reported in the consolidated statement of operations. The Preferred Shares are valued as the residual of the redemption amount with changes recognized as the preferred return on preferred shares. At December 31, 2025, the value of the Company’s Embedded Derivative liability was $81.5 million, and a fair value loss of $35.5 million was recognized for the year, and the Preferred Shares were measured at $455.0 million with a preferred return on share capital of $(35.5) million.
Auditing the valuation of the Embedded Derivative and Preferred Shares was complex due to the complexity of the accounting requirements and required the use of observable and unobservable inputs in the measurement of fair value. The valuation method and assumptions had a significant effect on the fair value measurement of the financial instruments.

How We Addressed the Matter in Our Audit	To test the measurement and valuation of the Embedded Derivative and Preferred Shares, our procedures included, among others, evaluating the appropriateness of the valuation methodology, model and the significant assumptions used by management, including evaluating management’s assumption relating to the probability of the redemption scenarios through consideration of the expected close of the CompoSecure transaction after the balance sheet date, and the resulting changes in fair value of the Embedded Derivative and recognition of the preferred return on share capital.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants

We have served as the Company’s auditor since at least 1997, but we are unable to determine the specific year.

Toronto, Canada
March 9, 2026

HUSKY TECHNOLOGIES LIMITED
Consolidated Financial Statements
As at December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023

HUSKY TECHNOLOGIES LIMITED | Financial Statements	5

Consolidated Balance Sheets
(United States dollars, in millions)

		As at December 31,
	Note	2025	2024
ASSETS
Current assets
Cash and cash equivalents	4	$ 36.1	$ 57.4
Accounts receivable, net	5	333.3	269.1
Receivable from related party	24	—	22.4
Inventories, net	6	248.7	236.3
Prepaid expenses and other current assets		13.9	27.6
Income taxes receivable		7.6	2.7
Assets held for sale	10	—	3.3
Total current assets		639.6	618.8
Property, plant and equipment, net	10	374.6	358.2
Goodwill	12	1,922.8	1,922.8
Intangible assets, net	12	818.5	896.8
Deferred income tax assets	7	3.6	2.6
Income taxes receivable		5.8	4.4
Other long-term assets	11	36.2	18.9
Total assets		$ 3,801.1	$ 3,822.5
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	13	$ 383.1	$ 336.1
Deferred revenues	18	148.8	165.8
Current portion of long-term debt	14	17.5	17.5
Income taxes payable		37.5	21.5
Other current liabilities	11, 14	91.7	59.9
Total current liabilities		678.6	600.8
Long-term debt	14	2,652.5	2,657.9
Deferred income tax liabilities	7	63.3	86.9
Employee future benefits	15	4.0	3.8
Income taxes payable		21.0	23.3
Other long-term liabilities	11	32.6	26.6
Total liabilities		3,452.0	3,399.3
Commitments and contingencies	22
Temporary Equity
Preference share capital, no par value, Class A preferred shares authorized, issued and outstanding	14	455.0	490.5
Permanent deficit
Share capital, no par value, unlimited shares authorized, 935,522 and 935,522 shares issued and outstanding, respectively	16	724.9	748.7
Additional paid-in capital	14, 17	1.0	0.9
Accumulated deficit		(778.9)	(702.4)
Accumulated other comprehensive loss		(52.9)	(114.5)
Total permanent deficit		(105.9)	(67.3)
Total liabilities, temporary equity and permanent deficit		$ 3,801.1	$ 3,822.5
See notes to the consolidated financial statements.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	6

Consolidated Statements of Operations
(United States dollars, in millions, except per share amounts)

		For the years ended December 31,
	Note	2025	2024	2023
Sales	18	$ 1,568.7	$ 1,494.5	$ 1,517.1
Cost of goods sold	19	1,051.0	959.9	1,030.9
Gross profit		517.7	534.6	486.2
Selling, general and administrative expenses	20	314.5	282.0	376.9
Foreign currency losses (gains)		29.7	(14.7)	0.1
Operating income		173.5	267.3	109.2
Other expense
Interest, net	21	256.1	310.3	294.0
Embedded derivatives fair value loss	14	35.5	—	—
Loss on assets held for sale	10	0.3	0.5	—
Loss (gain) on extinguishment of debt	14	—	21.7	(1.0)
Loss before income taxes		(118.4)	(65.2)	(183.8)
Provision for (recovery of) income taxes
Current		29.8	34.3	16.3
Deferred		(35.0)	(27.3)	(59.2)
Total (recovery of) provision for income taxes	7	(5.2)	7.0	(42.9)
Net loss		(113.2)	(72.2)	(140.9)
Less: Preferred return on preference share capital	14	35.5	(206.5)	—
Net loss attributable to common equity holders		$ (77.7)	$ (278.7)	$ (140.9)

Weighted average number of common shares outstanding	23	935,522	935,581	935,914
Net loss per share attributable to common equity holders (basic and diluted)	23	$ (83.06)	$ (297.89)	$ (150.55)
See notes to the consolidated financial statements.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	7

Consolidated Statements of Comprehensive Loss
(United States dollars, in millions)

		For the years ended December 31,
	Note	2025	2024	2023
Net loss		$ (113.2)	$ (72.2)	$ (140.9)
Other comprehensive income (loss), net of tax
Cumulative translation adjustment		50.4	(28.7)	10.0
Forward contracts
Unrealized gains (losses), net of amounts reclassified to net loss, before tax	8	10.8	(10.0)	10.9
Unrealized (losses) gains, net of amounts reclassified to net loss, tax portion	8	(2.7)	2.5	(2.8)
Employee benefit plans
Actuarial gains (losses), before tax	15	3.6	(3.2)	(2.7)
Actuarial (losses) gains, tax portion	15	(0.5)	0.5	0.2
Total other comprehensive income (loss), net of tax		61.6	(38.9)	15.6
Comprehensive loss		$ (51.6)	$ (111.1)	$ (125.3)
See notes to the consolidated financial statements.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	8

Consolidated Statements of Stockholders’ Equity
(United States dollars, in millions)

					Accumulated other comprehensive loss
	Note	Common share capital	Additional paid-in capital	Accumulated deficit	Foreign currency items	Employee benefit plans	Forward contracts	Total stockholders' equity
Balance as at January 1, 2023		$ 749.7	$ 14.2	$ (317.8)	$ (85.9)	$ 4.4	$ (9.7)	$ 354.9
Net loss		—	—	(140.9)	—	—	—	(140.9)
Cumulative translation adjustment		—	—	—	10.0	—	—	10.0
Unrealized gains on foreign currency forward contracts, net of tax		—	—	—	—	—	3.6	3.6
Realized losses on foreign currency forward contracts reclassified to net loss, net of tax	8	—	—	—		—	4.5	4.5
Actuarial losses	15	—	—	—	—	(2.5)	—	(2.5)
Share repurchases	16	(0.8)	—	(0.2)	—	—	—	(1.0)
Stock-based compensation	17	—	1.0	—	—	—	—	1.0
Balance as at December 31, 2023		748.9	15.2	(458.9)	(75.9)	1.9	(1.6)	229.6
Net loss		—	—	(72.2)	—	—	—	(72.2)
Cumulative translation adjustment		—	—	—	(28.7)	—	—	(28.7)
Unrealized losses on foreign currency forward contracts, net of tax		—	—	—	—	—	(11.3)	(11.3)
Realized losses on foreign currency forward contracts reclassified to net loss, net of tax	8	—	—	—		—	3.8	3.8
Actuarial losses	15	—	—	—	—	(2.7)	—	(2.7)
Share repurchases	16	(0.2)	—	—	—	—	—	(0.2)
Issuance of warrants (net)	14	—	19.6	—	—	—	—	19.6
Preferred return on preference share capital	14	—	(35.2)	(171.3)	—	—	—	(206.5)
Stock-based compensation	17	—	1.3	—	—	—	—	1.3
Balance as at December 31, 2024		748.7	0.9	(702.4)	(104.6)	(0.8)	(9.1)	(67.3)
Net loss		—	—	(113.2)	—	—	—	(113.2)
Cumulative translation adjustment		—	—	—	50.4	—	—	50.4
Unrealized gains on foreign currency forward contracts, net of tax		—	—	—	—	—	4.5	4.5
Realized losses on foreign currency forward contracts reclassified to net loss, net of tax	8	—	—	—	—	—	3.6	3.6
Actuarial gains	15	—	—	—	—	3.1	—	3.1
Return of capital	16	(23.8)	—	—	—	—	—	(23.8)
Preferred return on preference share capital	14	—	(1.2)	36.7	—	—	—	35.5
Stock-based compensation	17	—	1.3	—	—	—	—	1.3
Balance as at December 31, 2025		$ 724.9	$ 1.0	$ (778.9)	$ (54.2)	$ 2.3	$ (1.0)	$ (105.9)
See notes to the consolidated financial statements.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	9

Consolidated Statements of Cash Flows
(United States dollars, in millions)

		For the years ended December 31,
	Note	2025	2024	2023
OPERATING ACTIVITIES
Net loss		$ (113.2)	$ (72.2)	$ (140.9)
Adjustments for:
Depreciation and amortization		164.5	168.8	181.3
Stock-based compensation		1.3	1.3	1.0
Deferred income taxes, including related foreign exchange losses		(31.4)	(30.2)	(56.4)
Loss (gain) on extinguishment of debt		—	21.7	(1.0)
Embedded derivatives fair value loss		35.5	—	—
Loss on assets held for sale		0.3	0.5	—
Impairment		—	2.7	57.6
Other		(1.6)	5.4	(1.8)
Changes in operating assets and liabilities:
Accounts receivable		(54.6)	(40.1)	(14.3)
Inventories		(1.7)	26.5	69.4
Prepaid expenses and other current assets		0.7	(0.5)	—
Income taxes		6.5	17.6	4.9
Accounts payable and accrued liabilities		59.3	(18.8)	(8.4)
Deferred revenues		(26.8)	(18.4)	(49.0)
Cash provided by operating activities		38.8	64.3	42.4
INVESTING ACTIVITIES
Additions to property, plant and equipment and intangible assets		(61.1)	(42.6)	(35.7)
Proceeds from sale of property, plant and equipment		3.7	0.5	2.6
Loan to related party	24	—	(20.0)	—
Cash used in investing activities		(57.4)	(62.1)	(33.1)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt, net of discounts		—	2,716.2	—
Debt issuance costs		(1.7)	(41.0)	—
Principal repayments of long-term debt		(17.5)	(3,030.0)	(21.0)
Proceeds from equity issuances, net of discounts		—	362.6	—
Equity issuance costs		—	(16.0)	—
Share repurchases		—	(0.2)	(0.8)
Repurchase of PIK Notes		—	—	(6.9)
Cash used in financing activities		(19.2)	(8.4)	(28.7)
Effect of exchange rate changes on cash and cash equivalents		1.8	(1.6)	0.6
Net decrease in cash, cash equivalents and restricted cash		(36.0)	(7.8)	(18.8)
Cash, cash equivalents and restricted cash, beginning of the year		72.1	79.9	98.7
Cash, cash equivalents and restricted cash, end of the year		$ 36.1	$ 72.1	$ 79.9

Supplemental cash flow information:
Cash income taxes paid		$ 26.5	$ 17.0	$ 11.0
Cash interest paid		$ 229.3	$ 288.1	$ 273.0

Non-cash investing and financing activities:
Receivable from related party settled by return of capital		$ (23.1)	$ —	$ —
Accounts payable and accrued liabilities to related party settled by return of capital		$ (0.7)	$ —	$ —
See notes to the consolidated financial statements.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	10

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

1. NATURE OF OPERATIONS
Husky Technologies Limited (“Husky” and together with its direct and indirect wholly-owned subsidiaries, referred to herein as “Husky”, the “Company”, “we”, “us” and “our”) was incorporated on March 5, 2018, under the laws of the Province of British Columbia, Canada. The Company’s head office is located at 500 Queen Street, Bolton, Ontario, Canada, L7E 5S5. The Company is indirectly owned by investment vehicles of certain private investment funds sponsored by Platinum Equity, LLC (together with its affiliated investment vehicles, “Platinum”). Please refer to Note 25 for information regarding change in ownership, subsequent to year ended December 31, 2025.
The Company is a leading global provider of highly engineered injection molding technology solutions and services, including Polyethylene Terephthalate (“PET”) systems, molds, hot runners and controllers (“Tooling”) and aftermarket services and spare parts serving consumer packaging end markets. The Company operates manufacturing facilities in Canada, the United States, Luxembourg, Switzerland, China and India.
The Company serves customers in approximately 140 countries through its global sales and service network. The Company provides comprehensive and integrated system solutions that are comprised of injection molding machines, molds, hot runners and controllers (“Husky System(s)”). We also sell Tooling separately as well as aftermarket services and spare parts to our large global installed base.
2. BASIS OF PRESENTATION
These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The significant accounting policies adopted by the Company are described below (See Note 3, Significant Accounting Policies).
3. SIGNIFICANT ACCOUNTING POLICIES
Principles of consolidation
In accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, the Company consolidates entities when it controls them due to ownership of a majority voting interest and consolidates variable interest entities (“VIEs”) when the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated upon consolidation. The accounting policies set forth below are consistent with those followed by the Company during the relevant years presented.
Use of estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. The most significant assumptions are estimates used in determining the recoverable amount of goodwill and the fair value of indefinite-life intangible assets, leases, revenue from contracts with customers, provisions, and income taxes. Actual results could differ from those estimates.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	11

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Revenue recognition
The Company derives its revenue primarily from the sale of injection molding machines, molds, hot runners, temperature controllers and auxiliary equipment along with aftermarket products and services. Revenue is recognized when control of these products or services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and services.
Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense.
The Company considers a purchase order to be a contract with a customer. For each contract accounted for under ASC 606, Revenue from Contracts with Customers (“ASC 606”) the transaction price is stated in each sales invoice. For contracts with multiple performance obligations, a range of observable selling prices has been developed for each performance obligation based on historical transactions to ensure that the stated contract price is within that range. As such, the stated contract price for each obligation within the contract is considered as the standalone selling price. Payment terms vary by the type and location of customers and the products or services offered. Contracts do not include a significant financing component as the period between when the Company transfers the products or services to the customer and when the customer pays for those products or services is one year or less.
The Company offers both assurance and non-assurance service-type warranties. Service-type warranties include extended protection plans (“EPP”) for new equipment for a period beyond the period covered by the assurance warranty. EPP are sold and priced separately and recognized evenly over the life of the warranty.
The nature of the Company’s business gives rise to variable consideration, including performance guarantees, volume rebates, sales discounts, and sales credits. The Company may also make penalty payments for under-performance or late deliveries and provide rights of return in certain contracts. The Company estimates the amount of variable consideration by using the most likely amount because it is appropriate for estimating variable consideration when there is a single most likely amount from a range of possible outcomes. Under this approach, the Company records variable consideration using the single most likely outcome of the contract. These variable amounts are generally credited to the customer, based on achieving certain levels of sales activity. If variable consideration is specific to one performance obligation, the Company will assign the variable consideration entirely to that specific performance obligation. Otherwise, the transaction price for the contract would be adjusted and the revised transaction price would be allocated to all the performance obligations in the contract based on their relative standalone selling prices.
Sales of systems, molds, machines, refurbishments, conversions and spare parts
Revenue related to systems, molds, machines, refurbishments, conversions and spare parts is recognized when control transfers to the customer at a point in time. Control transfers when the customer has legal title to the asset and can direct the use of and receive benefits from the asset. As such, it is determined that control transfers and revenue is recognized when the performance obligation is delivered in accordance with its shipping terms. For the sale of systems with bundled service packages, the portion related to those bundled services is carved out using the standalone selling price of the renewals of those service packages and recognized evenly over the service period.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	12

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Sales of medical molds
Revenue related to medical molds is recognized over time using the percentage of completion input method as the basis for measuring the progress on the medical mold contract. The input method is used to recognize revenue based on project costs incurred towards satisfying a performance obligation relative to the total expected project costs to satisfy the performance obligation. The project costs associated with the medical mold process is a faithful depiction of the Company’s fulfillment of its performance obligation.
Service revenue
Service revenue includes startup, testing, installation, training and on-going monitoring services, performed over time. The revenue related to each of these performance obligations is recognized over the service period. The amount of revenue recognized is calculated using the input method based on hours incurred.
Revenue contract assets and liabilities
Timing of revenue recognition may differ from the timing of invoicing to customers or cash receipts from customers. Contract assets and liabilities are generated when contractual billing schedules differ from revenue recognition timing. A receivable is recorded in instances when revenue is recognized prior to invoicing, and amounts collected in advance of goods and services being provided are recorded as deferred revenue. The Company issues deposit invoices for sale of Husky Systems and services to customers prior to revenue recognition.
The payment terms and conditions vary by contract type, although standard billing terms are that payment is due upon receipt of invoice, payable within 30 to 60 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that contracts generally do not include a significant financing component and the period between when the payment is received and when the Company transfers the promised goods or services to the customer will be one year or less.
Research and development costs
Research costs are expensed as incurred. In process research and development (“IPR&D”) is amortized once development efforts are complete. IPR&D is tested annually for impairment until the point at which it is started to be amortized. Internal-use software that is acquired, internally developed or modified solely to meet internal needs, is capitalized and amortized over the useful life. Research and development costs relating to new and existing products and technologies are included in cost of goods sold in the consolidated statements of operations.
For the years ended December 31, 2025, 2024 and 2023, the Company incurred $27.3 million, $26.1 million and $30.3 million, respectively, in research and development expenses.
Government grants
Government grants are recognized when it is probable that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as a reduction to the costs that it is intended to compensate. When the grant relates to an asset, it is initially recognized as a reduction of the carrying amount of the asset and then recognized as income over the useful life of a depreciable asset by way of a reduced depreciation charge.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	13

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Cash, cash equivalents and restricted cash
Cash and cash equivalents include cash on account and short-term investments in term deposits with maturities of three months or less from the date of acquisition and are valued at cost plus accrued interest, which approximates fair value. It may also include other investments readily convertible into cash with insignificant risks of changes in fair value. The Company’s cash and cash equivalents consist of demand deposits with banks and investments in money market funds.
The Company records restricted cash within prepaid expenses and other current assets on the consolidated balance sheets.
Accounts receivable and allowance for credit losses
The accounts receivable consists of trade receivables, tax receivables and other receivables. The trade receivables balance reflects invoiced and accrued revenue and is presented net of an allowance for credit losses. The allowance for credit losses reflects estimates of lifetime expected losses in the accounts receivable balance.
The Company evaluates the collectability of its accounts receivable balance based upon a combination of factors on a periodic basis such as specific credit risk of its customers, historical trends, economic circumstances and other forward-looking factors. The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. Based on management judgment or contractual provisions, the Company may require letters of credit, significant deposits, prepayments, or other security.
In accordance with ASC 326, expected credit losses for accounts receivable and contract assets are recognized based on lifetime expected losses. The Company recognizes a loss allowance using a collective assessment for accounts receivable, including contract assets, with similar risk characteristics based on historical credit loss experience, adjusted for forward-looking factors specific to the debtors and economic environment. The Company continues to maintain an allowance for 100% of all accounts deemed to be uncollectible.
Customer creditworthiness is evaluated prior to order fulfillment and based on these evaluations; the Company adjusts the credit limit to the respective customer. In addition to these evaluations, the Company conducts on-going credit evaluations of our customers' payment history and current creditworthiness.
Long-term debt
Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw down occurs.
Borrowings are removed from the consolidated balance sheets when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognized in profit or loss.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	14

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Deferred financing costs
Costs and fees to secure debt financing are deferred and amortized over the term of the related debt using the effective interest method and the related amortization is included within interest expense. These costs are presented as a direct reduction from the carrying amount of the corresponding debt liability.
Warranty
The Company provides warranties for general repairs of defects that existed at the time of sale, as required by law. Liabilities related to these assurance-type warranties are recognized when the product is sold. Initial recognition is based on historical experience. The estimate of warranty-related costs is reassessed at each reporting period and recorded in profit or loss.
Derivatives and hedging activities
The Company uses forward contracts to hedge certain foreign currency exposures. The Company does not use derivative financial instruments for speculative purposes. The Company records all derivative instruments at fair value on the consolidated balance sheets. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates and forward points. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative instrument and the resulting designation. The Company can designate certain derivatives as either:
i.Hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedges);
ii.Hedges of a particular risk associated with the cash flows of recognized assets and liabilities and highly probable forecast transactions (cash flow hedges); or
iii.Hedges of a net investment in a foreign operation (net investment hedges).

For derivative instruments designated as cash flow hedges, the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive loss (“OCI”), net of tax, and subsequently reclassified into income in the same period or periods in which the hedged item affects income. In order for the Company to receive hedge accounting treatment, the cash flow hedge must be highly effective in offsetting changes in the expected cash flows of the hedged item and the relationship between the hedging instrument and the associated hedged item must be formally documented at the inception of the hedge relationship. Hedge effectiveness is formally assessed, both at hedge inception and quarterly, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in the expected cash flows of the hedged items and whether they are expected to continue to be highly effective in future periods.

Currently, the Company is applying cash flow hedges only for foreign currencies. At inception of a hedge relationship, the Company formally designates and documents the hedge relationship to which it intends to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item, the nature of the risk being hedged and how the Company will assess whether the hedging relationship meets the hedge effectiveness requirements (including the analysis of sources of hedge ineffectiveness). The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months; it is classified as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.
For any derivative instruments related to foreign currencies that do not meet the requirements for hedge accounting, or for any derivative instruments for which hedge accounting is not elected, the changes in fair value of the instruments are

HUSKY TECHNOLOGIES LIMITED | Financial Statements	15

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

recognized in income in the current period and will generally offset the changes in the United States (“U.S.”) dollar value of the associated asset or liability.
When a hedging instrument expires, or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging remains in OCI until the forecast transaction occurs, resulting in the recognition of a non-financial asset or liability. When the forecast transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging that were reported in equity are immediately reclassified to profit or loss.
Embedded derivatives
The Term Loan, Senior Secured Notes and preferred shares, each contain a number of embedded features. US GAAP requires that under certain conditions, an embedded derivative is separated from its host contract and accounted for as a derivative, or the entire contract is to be measured at Fair Value Through Profit and Loss (“FVTPL”). An embedded derivative causes some or all of the cash flows that otherwise would be required by the contract to be modified according to a special interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, a credit rating or credit index, or other variable, provided in the case of a non-financial variable that the variable is not specific to a party to the contract.
Assets held for sale
Assets are classified as held for sale only when management commits to a plan for selling the asset, the asset is actively marketed at a price that is reasonable in relation to its current fair market value, the asset is available for immediate sale that is probable to occur within one year and the Company is not expected to make significant changes to the plan. The assets held for sale are recognized in the consolidated financial statements at the lower of the carrying amount or fair market value less expected direct selling costs and are not depreciated after being classified as held for sale and are categorized within Level 3 of the fair value hierarchy.
Inventories
Inventories are valued at the lower of cost and net realizable value, generally calculated on a first-in, first-out basis except for spare parts, which are calculated on a weighted average basis. The cost of work in process and finished goods comprises materials, direct labor, variable manufacturing overhead and an allocation of fixed manufacturing overhead. Unallocated overhead and abnormal costs are expensed as incurred.
Provisions recorded to reduce the carrying amount of inventory to net realizable value, including the estimated cost to complete and sell, are based on estimates of future customer demand for products, including general economic conditions and market acceptance of current and pending products.
Fair value measurements
The Company measures the fair value of assets and liabilities on a recurring and non-recurring basis in accordance with ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a framework for measuring fair value. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value as follows:
Level 1    Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the
Company has the ability to access at the measurement date;

HUSKY TECHNOLOGIES LIMITED | Financial Statements	16

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Level 2    Observable inputs, other than Level 1 inputs, such as quoted prices for similar assets and liabilities; or
other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3    Inputs that are unobservable. An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Transfers in or out at any level will occur at the actual date of the event or change in circumstances that caused the transfer. An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Leases
The Company determines if an agreement is, or contains, a lease at inception. An agreement is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company leases assets including land and buildings, vehicles, and equipment. The Company determines the lease term based on the likelihood of exercising renewal options in future. For leases with a term of 12 months or less or of low value, the payments are expensed as incurred.
The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.
An operating lease is a lease in which a lessor transfers the use of an asset to a lessee for a period of time but does not effectively transfer control of the underlying asset. For lessees, a lease is a finance lease if the lessee effectively obtains control of the underlying asset, by meeting any of the following five criteria:
i.The lease transfers ownership of the underlying asset to the lessee by the end of the lease term.
ii.The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.
iii.The lease term is for a major part (generally 75%) of the remaining economic life of the underlying asset.
iv.The sum of the lease payments and the present value of any residual value guaranteed by the lessee amounts to or exceeds substantially all (generally 90%) of the fair value of the underlying asset.
v.The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.
For a finance lease, the right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property, plant and equipment. For an operating lease, amortization of the right-of-use asset is calculated as the difference between the straight-line rent expense and the interest expense on the lease liability for a given period. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	17

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The lease liability is initially measured at the present value of the fixed and in-substance fixed lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company uses its incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.
The lease liabilities are subsequently measured at amortized cost using the effective interest method. They are remeasured when there is a change in future lease payments arising from a change in the lease term, if there is a change in the Company’s estimate of the amount expected to be payable due to changes in an index or rate or a change in expected payment under a guaranteed residual value, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
Property, plant and equipment
Property, plant and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Improvements that significantly extend the useful life or utility of existing property, plant and equipment are capitalized, while all other repair and maintenance costs are recognized in profit or loss as incurred.
Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets as follows:

Asset	Estimated useful lives
Buildings and improvements	Up to 50 years
Machinery and equipment	Up to 20 years
An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of operations when the asset is derecognized. The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year-end and adjusted prospectively, if appropriate.
Goodwill and intangible assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired.
Intangible assets acquired through a business combination are recorded at their estimated fair value at the time of acquisition and are amortized on a straight-line basis over their estimated useful lives. Intangible assets include patents and know-how, customer relationships, software, IPR&D, backlog and brand names. Amortization related to customer relationships is recognized on a straight-line basis, which approximates cash flows associated with these customers. Brand names are not subject to amortization but tested annually for impairment.
The Company capitalizes internally developed software costs if they meet the criteria for recognition as an asset and amortizes such costs over their estimated useful lives of up to 10 years beginning when the intangible asset is placed in service.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	18

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Capitalized internally developed software costs include only:
i.external direct costs of materials and services utilized in developing or obtaining computer software; and
ii.compensation and related benefits for employees who are directly associated with the software project.
It is the Company’s policy to amortize intangible assets with finite lives at the following annual bases and rates:

Asset	Estimated useful lives
Patents and know-how	8-15 years
Customer relationships	14-20 years
Software	Up to 10 years
Backlog	Up to 3 years
Impairment
Property, plant, and equipment and amortizable intangible assets are tested for impairment when events and circumstances indicate the carrying amount of the assets may not be recoverable. The Company does not perform an impairment analysis if indicators of impairment are not present. If indicators are present, the Company performs a recoverability test by comparing the carrying amounts of the assets with estimated undiscounted cash flows. If a long-lived asset is not recoverable on an undiscounted basis, an impairment loss is calculated based on the excess of the carrying amount over the fair value of the asset. Different assumptions and/or estimates regarding future results or cash flows may have resulted in a different conclusion. Furthermore, significant changes to the assumptions and/or estimates could result in an impairment charge in a future period.
Goodwill represents the excess of the purchase price paid over the fair value of net assets acquired in a business combination. Goodwill is not amortized but is tested annually for impairment at the reporting unit level in the fourth quarter of the year and between annual tests if indicators of potential impairment exist. These indicators could include a significant change in the outlook for the reporting unit’s business, lower than expected operating results, increased competition, legal factors, or the sale or disposition of a significant portion of a unit. For a reporting unit with goodwill, an impairment loss is recognized for the amount by which the unit’s carrying value, including goodwill, exceeds its fair value. The fair value of a reporting unit is determined using a market-based approach that considers the transaction value from a recent business combination of the Company.
Foreign currency translation
The functional and reporting currency of the Company is the U. S. dollar.
The Company has significant operations in a number of foreign subsidiaries whose functional currency is the local currency. Transactions in foreign currencies are translated into the functional currency using the exchange rates in effect at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated at the exchange rate in effect at that date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at the exchange rates at the reporting date are recognized in profit or loss, except when deferred in OCI as qualifying cash flow hedges.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	19

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.
The results and financial position of all the foreign subsidiaries that have a functional currency different from the reporting currency are translated into the reporting currency as follows: assets and liabilities are translated at the close rate as at the date of the consolidated balance sheets; income and expenses are translated at the average exchange rate; all resulting exchange differences are recognized as a separate component of accumulated other comprehensive loss. In the event of a disposal of a foreign operation, the deferred cumulative amount recognized in accumulated other comprehensive loss relating to that particular foreign operation would be recognized in profit or loss.
Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.
Stock-based compensation
The Company offers or intends to offer stock options to selected executives and/or members of its Board of Directors, and other key management personnel ("Plan Participants"), under a long-term incentive plan that awards stock options in the equity of the Company (the “Plan”). The Company has accounted for the grants under the fair value method and uses the Black-Scholes option pricing model to determine the fair value at the grant date of its service-based stock option awards. The Black-Scholes option pricing model includes various assumptions with regard to the expected volatility, risk-free interest rate, exercise price, dividend yield rate, share price and the life of the share awards.
Stock-based compensation expense is based on awards expected to vest and this is recognized as expense over the requisite service period. The Company also estimates forfeiture rates based on historical experience to factor into the calculation of the stock-based compensation expenses when the options are initially granted. When the requisite service period is not rendered, the Company accounts for the effect of such forfeitures by adjusting the stock-based compensation expense accordingly. The stock-based compensation expense is reported as a component of selling, general and administrative expense in the consolidated statements of operations.
Employee future benefits
The Company maintains an unfunded post-retirement defined health and dental benefit plan and various defined contribution pension plans for certain employees. The Company also maintains a funded defined benefits pension plan for employees in Switzerland.
Costs associated with the defined health and dental benefit plan and defined benefits pension plans are based on the projected benefit method prorated on service, using management's best estimates and actuarial determinations. For active employees covered by the post-retirement defined benefit plans, net actuarial gains or losses in excess of 10% of the accrued benefit obligation and past service costs for plan amendments are amortized on a straight-line basis over the estimated average remaining service life. Contributions made under the defined contribution pension plans are expensed as incurred.
Shares
Shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of income taxes.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	20

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Temporary Equity
We present contingently redeemable preferred stock (i.e., redeemable upon the occurrence of an event outside the control of the issuer) and preferred stock that is redeemable at the option of the holder, in temporary equity. Temporary equity is presented after liabilities and before permanent equity on the balance sheet.
Income taxes
The Company uses the liability method of tax allocation to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax bases of assets and liabilities and are measured using enacted tax rates and tax laws that are expected to be in effect when the differences are expected to reverse.
No deferred income tax liability is recorded for income taxes on undistributed earnings and translation adjustments of subsidiaries to the extent that there is sufficient evidence that the subsidiary has invested or will invest the for the undistributed earnings indefinitely or that the earnings will be remitted in a tax-free liquidation. Income taxes are recorded on such foreign undistributed earnings and translation adjustments when it becomes apparent that such earnings will be distributed in the foreseeable future and the Company will incur further significant income taxes on remittance.
The Company applies a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of the available evidence indicates that it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position. If a tax position meets the more-likely-than-not recognition threshold, it is measured to determine the amount of benefit to recognize in the consolidated financial statements. The Company recognizes interest and penalties related to uncertain tax positions in provision for (recovery of) income taxes.
The Company uses the flow-through method to account for investment tax credits ("ITC's") earned on eligible scientific research and experimental development expenditures. Under this method, the ITCs are recognized as a reduction to provision for income taxes. A deferred income tax asset, net of income taxes and any applicable valuation allowance, is set up in those situations where the Company does not have an immediate ability to utilize the earned ITCs.
Classification of assets and liabilities
The Company presents assets and liabilities in the consolidated balance sheets based on current/non-current classification. An asset is current when it is:
i.Expected to be realized or intended to be sold or consumed in the normal operating cycle;
ii.Held primarily for the purpose of trading; or
iii.Expected to be realized within 12 months after the reporting period.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	21

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

All other assets are classified as non-current. A liability is current when:
i.It is expected to be settled in the normal operating cycle;
ii.It is held primarily for the purpose of trading; or
iii.It is due to be settled within 12 months after the reporting period.

The Company classifies all other liabilities as non-current. Deferred income tax assets and liabilities are classified as non-current assets and liabilities.
Accounting standards adopted or recently issued
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which requires, among other things, additional disclosures primarily related to the income tax rate reconciliation and income taxes paid. The expanded annual disclosures are effective for the year ending December 31, 2025. The Company has adopted this update retrospectively, please refer to Note 7 for further information.
In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income (Topic 220-40): Expense Disaggregation Disclosures” and in January 2025 issued ASU 2025-01, “Income Statement - Reporting Comprehensive Income (Topic 220-40): Clarifying the Effective Date”, requiring disclosure, of disaggregated information about specific expense categories that are considered relevant, on an annual and interim basis. The guidance is effective for all public business entities for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The adoption of this ASU will result in additional disclosure but will not impact balances reported in our consolidated financial statements.

In July 2025, the FASB issued amendments to ASU 2025-05, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. The amendment provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606, Revenue from Contracts with Customers. The practical expedient assumes the current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset. This will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. The Company has adopted the practical expedient, and it is not expected to have a material impact on our consolidated financial statements.

In September 2025, the FASB issued amendments to ASU 2025-06, “Intangibles - Goodwill and Other Internal Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software” The amendments in this ASU remove all references to prescriptive and sequential software development stages (referred to as “project stages”). Accordingly, an entity is required to start capitalizing software costs when both of the following occur: (1) management has authorized and committed to funding the software project and (2) it is probable that the project will be completed and the software will be used to perform the function intended (referred to as the “probable-to complete recognition threshold”). This will be effective for all entities for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. The impact of this adoption on our consolidated financial statements is being evaluated.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	22

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

In December 2025, the FASB issued ASU 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities”. The ASU leverages the principles in the accounting framework for government assistance in IFRS and makes certain targeted improvements and modifies certain of the existing disclosure requirements in ASC 832. This will be effective for annual reporting periods beginning after December 15, 2028, and interim reporting periods within those annual reporting periods. The impact of this adoption on our consolidated financial statements is being evaluated.

In December 2025, the FASB issued ASU 2025-11, “Interim Reporting (Topic 270): Narrow-Scope Improvements”. The ASU clarifies the form and content of interim financial statements, identifies interim disclosure requirements included in other codification topics, and requires disclosure of events occurring since the end of the most recent annual reporting period that have a material impact on the entity. The ASU does not change existing interim reporting requirements. This will be effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. The impact of this adoption on our condensed consolidated interim financial statements is being evaluated.

In December 2025, the FASB issued amendment ASU 2025-12, “Codification Improvements”, as part of its ongoing project to address stakeholder suggestions, and make incremental improvements to the Accounting Standards Codification. The amendments primarily consist of technical corrections, clarifications, and other minor improvements across a broad range of topics and are not expected to significantly affect current accounting practice or result in significant costs to the entities. These updates are intended to improve the clarity and operability of U.S. GAAP rather than introduce new accounting principles. This will be effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The impact of this adoption on our consolidated financial statements is being evaluated.
4. CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents include cash on account and short-term investments in term deposits with maturities of three months or less from the date of acquisition and are valued at cost plus accrued interest, which approximates fair value. It may also include other investments readily convertible into cash with insignificant risks of changes in fair value. The Company’s cash and cash equivalents consist of demand deposits with banks and investments in money market funds.
The Company records restricted cash within prepaid expenses and other current assets on the condensed consolidated interim balance sheets. As at December 31, 2025 and 2024, the restricted cash was $nil and $14.7 million, respectively. The amounts were held in escrow pending certain tax disputes that were subject to a tax indemnity held by the seller from a prior business combination and assumed by the Company upon acquisition on March 28, 2018. The corresponding liability associated with this tax indemnity had been included in accounts payable and accrued liabilities. Following resolution of the matter on January 6, 2025, the amounts held in escrow were released and related tax liability was settled.
As at December 31, 2025 and 2024, total cash, cash equivalents and restricted cash was $36.1 million and $72.1 million, respectively.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	23

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

5. ACCOUNTS RECEIVABLE, NET
Accounts receivable consist of the following:

	As at December 31,
	2025	2024
Trade receivables	$ 317.3	$ 261.3
Receivables from tax authorities (sales tax)	8.3	5.8
Other receivables	11.5	4.4
Accounts receivables, gross	337.1	271.5
Allowance for expected credit losses	(3.8)	(2.4)
Accounts receivables, net of allowances	$ 333.3	$ 269.1
As at December 31, 2025, other receivables include receivables of $3.8 million for land and building sold in Czech Republic. Please refer to Note 10 for further information.
Trade receivables are non-interest bearing and are generally on 30 to 60 day terms.
The aging analysis of trade receivables is as follows:

Past due
	Total	Neither past due nor impaired	< 30 days	30-60 days	> 60 days
December 31, 2025	$ 317.3	$ 196.0	$ 49.3	$ 34.8	$ 37.2
December 31, 2024	$ 261.3	$ 170.9	$ 41.7	$ 16.5	$ 32.2

The following table presents a summary of the changes in the allowance for expected credit losses:

Balance as at December 31, 2023	$ 2.3
New allowance for expected credit losses in the year	1.0
Reversals, collections and other	(0.7)
Accounts written off	(0.2)
Balance as at December 31, 2024	2.4
New allowance for expected credit losses in the year	1.7
Reversals, collections and other	—
Accounts written off	(0.3)
Balance as at December 31, 2025	$ 3.8

HUSKY TECHNOLOGIES LIMITED | Financial Statements	24

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

6. INVENTORIES
Inventories consist of the following:

	As at December 31,
	2025	2024
Raw materials	$ 110.6	$ 101.0
Work in process	40.1	50.7
Finished goods	98.0	84.6
Total	$ 248.7	$ 236.3

As at December 31, 2025 and 2024, inventories were presented net of provisions of $37.1 million and $30.8 million, respectively.
7. INCOME TAXES
Deferred income tax assets and liabilities consist of the following temporary differences:

	As at December 31,
	2025	2024
Deferred income tax assets
Operating loss carryforwards	$ 139.0	$ 138.3
Financing expense carryforwards	19.6	25.6
Provisions	20.9	20.2
Investment tax credits	14.6	15.0
Basis difference for pension, derivatives and inventory included in OCI	0.4	3.4
Capital loss carryforwards	1.6	1.5
Other	1.8	3.4
Gross deferred income tax assets	197.9	207.4
Less: Valuation allowance	(35.2)	(42.1)
Net deferred income tax assets	$ 162.7	$ 165.3

HUSKY TECHNOLOGIES LIMITED | Financial Statements	25

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

	As at December 31,
	2025	2024
Deferred income tax liabilities
Basis difference for intangible assets	$ (184.5)	$ (202.6)
Basis difference for property, plant and equipment	(16.7)	(19.6)
Tax on undistributed foreign earnings	(8.6)	(12.8)
Basis difference for investments in subsidiaries	(11.6)	(10.3)
Unrealized gain on foreign exchange	(1.0)	(4.3)
Total deferred income tax liabilities	(222.4)	(249.6)
Net deferred income tax liabilities	$ (59.7)	$ (84.3)

Classification
Non-current net deferred income tax assets	$ 3.6	$ 2.6
Non-current net deferred income tax liabilities	(63.3)	(86.9)
Net deferred income tax liabilities	$ (59.7)	$ (84.3)

As at December 31, 2025 and 2024, the Company had operating loss carryforwards of $547.2 million and $544.4 million, respectively. Of the $547.2 million existing as at December 31, 2025, approximately $68.2 million can be carried forward indefinitely, $2.9 million will expire in 2030, and the remaining $476.1 million will expire between 2038 and 2045, if not utilized.
As at December 31, 2025 and 2024, the Company had unclaimed ITCs of $21.1 million and $20.8 million, respectively, that are available to offset future income taxes arising in Canada. As at December 31, 2025 and 2024, net deferred income tax assets of $14.6 million and $14.2 million, respectively, have been recognized in respect of these credits. In Canada, ITCs are reported in taxable income in the year following utilization and, accordingly, recognition of the Canadian ITC's are net of the related deferred income tax liability. Of the $21.1 million existing as at December 31, 2025, approximately $11.6 million will expire between 2027 and 2034 and $9.5 million will expire between 2038 and 2045, if not utilized. In Canada, the non-deductible interest and financing expenses may be carried forward indefinitely and can be utilized in any year with excess interest capacity. As at December 31, 2025 and 2024, the Company had non-deductible financing expense carryforwards of $77.0 million and $100.3 million, respectively.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	26

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The (recovery of) provision for income taxes differs from the amounts that would be obtained by applying the Canadian federal statutory income tax rate as a result of the following:

	For the years ended December 31,
	2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
Canadian federal statutory tax	$(29.6)	25.0%	$(16.3)	25.0%	$(46.0)	25.0%
Non-deductible and (non-taxable) items	29.6	(24.9)	0.3	(0.5)	1.8	(1.0)
Non-deductible dividends	22.4	(18.9)	—	—	—	—
Fair value adjustment on embedded derivatives	8.8	(7.4)	—	—	—	—
Foreign exchange translation	(3.4)	2.9	0.3	(0.5)	0.5	(0.3)
Other	1.8	(1.5)	—	—	1.3	(0.7)
Foreign tax effects	4.5	(3.8)	0.2	(0.2)	4.1	(2.2)
China
Withholding tax	1.4	(1.2)	1.7	(2.6)	0.2	(0.1)
Reassessments	—	—	—	—	2.4	(1.3)
Other	(0.1)	0.1	(0.1)	0.2	0.5	(0.3)
Luxembourg
Foreign exchange translation	4.7	(4.0)	(3.1)	4.8	1.9	(1.0)
Federal statutory tax rate differential	0.6	(0.5)	1.5	(2.3)	0.6	(0.3)
Reassessments	0.1	(0.1)	1.0	(1.5)	—	—
Change in tax rates	—	—	(1.7)	2.6	—	—
IP regime exemption	(3.3)	2.8	(3.3)	5.1	(1.9)	1.0
Other	(0.8)	0.7	(0.2)	0.3	(1.6)	0.9
United States
Withholding tax	0.3	(0.3)	1.5	(2.3)	0.8	(0.4)
Prior period adjustment: transfer pricing	—	—	1.6	(2.5)	—	—
Other	(0.3)	0.3	(0.6)	0.9	—	—
Other foreign jurisdictions	1.9	(1.6)	1.9	(2.9)	1.2	(0.7)
Effect of cross-border tax laws	0.3	(0.3)	0.9	(1.4)	—	—
Foreign accrual property income	0.1	(0.1)	0.9	(1.4)	—	—
Other	0.2	(0.2)	—	—	—	—
State and local income taxes, net of federal income tax effect[1]	0.3	(0.3)	0.7	(1.1)	(0.1)	0.1
Tax credits	(0.7)	0.6	(0.6)	0.9	(0.5)	0.3
Research and development incentives	(0.7)	0.6	(0.6)	0.9	(0.5)	0.3
Changes in unrecognized tax benefits	(5.7)	4.8	(1.5)	2.3	(5.3)	2.9
Changes in valuation allowances	(7.3)	6.2	23.9	(36.7)	2.4	(1.3)
Other adjustments	3.4	(2.9)	(0.6)	1.0	0.7	(0.5)
Prior period adjustment: transfer pricing	—	—	(1.0)	1.5	—	—
Other	3.4	(2.9)	0.4	(0.5)	0.7	(0.5)
Effective income tax	$(5.2)	4.4%	$7.0	(10.7)%	$(42.9)	23.3%
1Provincial taxes in Ontario attributed to 100% of the tax effect in this category.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	27

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The details of loss before income taxes by jurisdiction are as follows:

	For the years ended December 31,
	2025	2024	2023
Canadian	$ (194.7)	$ (216.4)	$ (255.2)
Foreign	76.3	151.2	71.4
Loss before income taxes	$ (118.4)	$ (65.2)	$ (183.8)

The details of the provision for (recovery of) income taxes by jurisdiction are as follows:

	For the years ended December 31,
	2025	2024	2023
Current
Canadian federal	$ 1.7	$ 0.2	$ (10.4)
Canadian provincial	(0.1)	(1.8)	0.3
Foreign	28.2	35.9	26.4
	29.8	34.3	16.3
Deferred
Canadian federal	(24.8)	(29.3)	(58.1)
Canadian provincial	(0.5)	(0.4)	(3.5)
Foreign	(9.7)	2.4	2.4
	(35.0)	(27.3)	(59.2)
Total income taxes	$ (5.2)	$ 7.0	$ (42.9)

The Company assesses whether valuation allowances should be recorded or maintained against its deferred income tax assets, based on consideration of available evidence, using a more-likely-than-not recognition threshold. The factors the Company uses to assess the likelihood of realization are taxable income in prior carry-back years, future reversals of existing temporary differences, tax planning strategies and future taxable income exclusive of reversing temporary differences and carry-forwards.
As at December 31, 2025 and 2024, the Company established valuation allowances of $35.2 million and $42.1 million, respectively, where realization of deferred income tax assets has been determined to not meet the more-likely-than-not recognition threshold.
In 2025, the Company maintained a full valuation allowance on the deferred tax asset related to the non-deductible financing expense carryforwards of $18.1 million, since it is more likely than not that the benefit will not be realized. As the Company has significant interest expense in its Canadian operations, it is expected that this legislation will continue to impact the Company’s tax rate in future accounting periods.
As at December 31, 2025 and 2024, the Company had gross unrecognized tax benefits of $31.7 million and $35.2 million, including interest and penalties of $1.1 million and $1.1 million, respectively. The Company recognizes interest and penalties with respect to unrecognized tax benefits as provision for income taxes. During the years ended December 31, 2025 and 2024, there was no change to the reserve for interest and penalties.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	28

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

A summary of the changes in gross unrecognized tax benefits is as follows:

	As at December 31,
	2025	2024
Balance, beginning of the year	$ 35.2	$ 37.8
Statute expirations	(7.4)	(1.1)
Settlements	(0.4)	(2.4)
Increase for tax positions related to prior years	1.2	1.0
Increase for tax positions related to the current year	1.5	1.4
Foreign exchange translation	1.6	(1.5)
Balance, end of the year	$ 31.7	$ 35.2

In 2025, the Company released reserves of $4.7 million in Luxembourg and $2.3 million in Canada, related to positions that became statute-barred during the year. In 2024, the Company released reserves of $2.4 million as a result of the 2019 and 2020 audit settlement in Luxembourg.

The Company considers its significant tax jurisdictions to include Canada, China, Luxembourg and the U.S. With few exceptions, the Company remains subject to income tax examinations in Canada for years after 2006, Luxembourg for years after 2020, China for years after 2021, and the U.S. (federal) for years after 2021.
The Organization for Economic Co-operation and Development/G20 Inclusive Framework on Base Erosion and Profit Shifting has published the Pillar Two model rules (“Pillar Two”), relating to Income Taxes. It is expected that Pillar Two will apply in most of the jurisdictions the Company operates in and will serve to extract additional tax in jurisdictions where the Company pays tax below a minimum (15%) threshold. The legislation became effective for the Company’s financial year beginning January 1, 2024. The Company has performed an assessment of its potential exposure to Pillar Two and has concluded that it has no material exposure in 2025.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	29

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The cash income taxes paid by jurisdiction are as follows:

	For the years ended December 31,
	2025	2024	2023
Canadian federal	0.3	$ (0.9)	$ —
Canadian provincial[1]	(0.1)	(2.7)	(0.1)
Foreign
China	9.9	8.8	2.8
United States of America	9.2	12.7	9.7
India	1.9	1.6	0.2
Japan	1.6	(0.3)	3.9
Luxembourg	0.3	(3.9)	(6.9)
Others	3.4	1.7	1.4
	26.3	20.6	11.1
Cash income taxes paid	$ 26.5	$ 17.0	$ 11.0
1Canadian provincial income taxes paid are 100% attributed to Ontario.
8. FAIR VALUE MEASUREMENTS
The fair value amounts disclosed below represent the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair values for the periods presented due to their short-term maturity.

Debt
The fair value of the Company’s fixed rate debt (“Senior Secured Notes”) and long-term portion of floating rate debt (“Term Loan”) is determined by using a Level 2 based approach by observing the price at which it is exchanged between qualified institutional lenders. The fair value of the Company’s revolving credit facility (the “Revolver”), equals to its carrying value.
The carrying amounts and the estimated fair values of the Company's long-term debt are as follows:

	As at December 31,
	2025		2024
	Carrying amount	Fair value amount	Carrying amount	Fair value amount
Term Loan	$ 1,679.4	$ 1,736.7	$ 1,687.2	$ 1,752.7
Senior Secured Notes	990.6	1,048.8	988.2	1,045.0
Total	$ 2,670.0	$ 2,785.5	$ 2,675.4	$ 2,797.7

HUSKY TECHNOLOGIES LIMITED | Financial Statements	30

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Derivative financial assets and liabilities
Foreign currency forward contracts are carried at fair value, which is determined using Level 2 market-based valuation that relies on market observable inputs adjusted to take into account the creditworthiness of the counterparties or the Company, as applicable, and the effects of credit risk mitigating factors such as master netting agreements and collateral agreements.
The fair value of the preferred shares embedded derivatives was determined to be a Level 3 instrument and was valued using the with and without method Monte Carlo Simulation. Please refer to Note 14 for further information on valuation approach related to embedded derivatives.
The following table presents the fair value and the consolidated balance sheets classification of the derivative financial instruments:

	As at December 31,
	2025		2024
	Level 2	Level 3	Level 2	Level 3
Financial assets
Foreign currency forward contracts	1.8	—	—	—
Financial liabilities
Embedded derivatives	(81.5)	—	—	(46.0)
Foreign currency forward contracts	(1.0)	—	(9.8)	—

On November 2, 2025, the Company entered into an agreement with CompoSecure, Inc., a publicly traded company, for a business combination of the two organizations. As a result of the transaction, Husky will become a wholly owned subsidiary and operate as a standalone business alongside CompoSecure, Inc. The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in the first quarter of 2026. With the transaction, there is observable market data, which repositions the embedded derivatives as a level 2 financial instrument. By using the observable market data to value the embedded derivative, this has increased the value of the embedded derivative from $46.0 million to $81.5 million, resulting in a loss on $35.5 million on the consolidated statements of operations. Subsequent to year-end, this transaction has closed. Please refer to Note 25 for additional details.
The following table provides a reconciliation of the beginning and ending balances for recurring fair value measurements that utilize significant unobservable inputs (i.e., Level 3 inputs).

Embedded derivatives (Level 3)
Balance as at January 1, 2025	$ 46.0
Transfer out (November 2, 2025)	(46.0)
Unrealized loss	—
Balance as at December 31, 2025	$ —

HUSKY TECHNOLOGIES LIMITED | Financial Statements	31

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Derivative financial assets are included as part other long-term assets and prepaid expenses and other current assets. Derivative financial liabilities are included as part of other current liabilities and other long-term liabilities in the consolidated balance sheets.
The following table provides a summary of the pre-tax profit or loss effect of the Company's derivative financial instruments designated as foreign exchange cash flow hedges for the years ended December 31, 2025, 2024 and 2023. All unrealized gains or losses are reflected in other comprehensive loss, and the cash flow impact is reflected as part of changes in other assets and liabilities in operating activities section of the consolidated statements of cash flows.

	For the years ended December 31,
	2025	2024	2023
Effective portion
Amount on realized (gain)/loss	$ 4.8	$ 5.1	$ 6.2
Amount of (gain)/loss classified from accumulated other comprehensive loss into net loss	$ 4.8	$ 5.1	$ 6.2

As at December 31, 2025, the estimated gain of $0.4 million, related to the Company’s derivative financial instruments, is expected to be reclassified into earnings within the next 12 months.
All foreign exchange cash flow hedges were effective for the years presented.
As at December 31, 2025, the notional amounts related to Canadian dollar hedges for the years 2026 and 2027 were $223.4 million and $96.0 million respectively, which were hedged at an average rate of 1.36538 and 1.35736 Canadian dollar per U.S. dollar, respectively. With respect to these foreign currency forward contracts related to Canadian dollar expenses, as at December 31, 2025, a 1% strengthening or weakening of the Canadian dollar against the U.S. dollar would increase/decrease pre-tax other comprehensive (loss) income by $2.3 million.
9. ENTERPRISE RISK MANAGEMENT
Russia Ukraine war risk
The conflict between Russia and Ukraine has led to additional and more severe sanctions imposed by the United States of America, United Kingdom, European Union, Canada and other countries on certain Russian institutions and individuals and which also impose various broad sectoral restrictions. These developments have resulted in reduced access for Russian businesses to international export markets, weakening of the Russian Ruble and other negative economic consequences. As we have limited operations in Russia and Ukraine, there is no material impact to our business, financial condition, or results of operations.
Concentration of credit risk
Credit risk is the risk that one party to a financial instrument will fail to perform its obligations, causing a loss for the other. Our financial assets are exposed to credit risk consist primarily of cash and cash equivalents, accounts receivable and derivative instruments with positive fair values. The carrying value of these assets represents our maximum credit exposure.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	32

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

We manage potential credit risk through a variety of mechanisms, including by dealing with highly creditworthy financial institutions and adhering to our prescribed counterparty credit and concentration limits.
Cash and cash equivalents consist of bank deposits and short-term investments. Investments are held in term deposits with highly creditworthy banks. Credit risk is further managed by complying with counterparty credit and concentration limits, in accordance with our policies.
Our customers are geographically diversified with no concentration of receivables by customer or geography. We manage our accounts receivable credit risk by analyzing the counterparties’ financial condition prior to entering into an agreement, establishing credit limits and obtaining cash, letters of credit or other acceptable forms of security from customers to provide credit support, based on such analysis of the customer and the terms and conditions applicable to each transaction.
Derivatives are only entered into with highly creditworthy banks, and the derivatives portfolio is held with several banks to reduce concentration risk.
Liquidity risk
Our debt levels, or any future increase in our debt level, may adversely affect our financial condition such as:
•limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;
•require a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;
•increase our vulnerability to general adverse economic and market conditions;
•expose us to the risk of increased interest rates;
•limit our flexibility in planning for and reacting to changes in the markets in which we compete and to changing business and economic conditions;
•restrict us from making strategic acquisitions or causing us to make non-strategic divestitures;
•impair our ability to obtain additional financing in the future;
•place us at a disadvantage compared to other, less leveraged competitors and affect our ability to compete; and
•increase our cost of borrowing.

Please refer to Note 14 for further information on repayments of long-term debt, Note 8, for further information on the fair value hierarchy of the financial assets and liabilities and Note 15 for further information on the future expected payments under employee benefit plans.
Interest rate risk
Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate with changes in market interest rates. We are exposed to interest rate risk primarily through our long-term, floating rate debt, principally including our debt under our Existing Credit Facilities. Assuming no significant changes in our long-term debt balance as of December 31, 2025, a 1% increase or decrease in the interest rate of our funded floating-rate debt would increase or decrease interest expenses by $15.9 million for the next 12 months.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	33

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Foreign currency risk
We operate in international markets and, accordingly, our competitiveness and financial results are subject to foreign currency fluctuations where revenues and costs are denominated in currencies other than U.S. dollars. For example, a large percentage of our expenses are incurred in Canadian dollars, while a large percentage of our sales are denominated in U.S. dollars. Increases in the value of the Canadian dollar relative to the U.S. dollar could have a material adverse effect on the overall competitiveness of our products and services and, therefore, our financial results. In addition, our equipment selling prices are largely denominated in U.S. dollars or Euros, and any material decline in the value of a customer’s base currency relative to the U.S. dollar or Euro may have a material adverse effect on our sales volumes and operating margins. We are also exposed to currency movements for other currencies, including the Japanese Yen and Chinese Renminbi. We compete against equipment manufacturers domiciled in various countries. These competitors benefit when the currency of their cost base depreciates against the U.S. dollar.
We regularly enter into foreign exchange forward contracts primarily to reduce our exposure to Canadian dollar currency rate fluctuations. We typically limit our forward contracts to a maximum of a two-year period. In accordance with ASC Topic 815, Derivatives and Hedging, these foreign exchange contracts are accounted for as cash flow hedges.
Geographic risk
Our significant international operations subject us to risks associated with operating in foreign jurisdictions, such as unfavorable political, regulatory, economic, labor and tax conditions. We are a global business with a significant portion of our operations and revenue outside of North America.
Our international operations, such as our manufacturing operations and other facilities in Brazil, China, India, Luxembourg and Mexico, are subject to risks inherent in doing business in foreign countries, including, among others:
•potential imposition of restrictions on investments;
•requirements of foreign laws and other governmental controls, including trade and labor restrictions and related laws that reduce the flexibility of our business operations;
•the imposition by the U.S. government and foreign governments of trade barriers such as quotas, preferential bidding, import restrictions and/or export restrictions or controls;
•potential staffing difficulties and labor disputes;
•managing and obtaining support and distribution for local operations;
•increased costs of transportation or shipping;
•credit risk and financial conditions of local customers and distributors;
•risk of nationalization of private enterprises by foreign governments;
•potential adverse tax consequences; and
•potential difficulties in protecting intellectual property.

We may be subject to unanticipated income taxes, excise duties, import taxes, export taxes, value added taxes, or other governmental assessments, and taxes may be impacted by changes in legislation in the tax jurisdictions in which we operate. In addition, our organizational and capital structure may limit our ability to transfer funds between countries without incurring adverse tax consequences. Any of these events could result in a loss of business or other unexpected costs that could reduce revenue or profits and have a material adverse effect on our financial condition, results of operations and cash flows.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	34

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Potential impact of recently enacted and proposed tariffs on the Company’s business
Husky’s business operations are subject to risks associated with changes in international trade policies, including but not limited to tariffs. The U.S. Government has recently implemented comprehensive tariffs on imports from various countries around the world, along with sector-specific and/or product-specific tariffs, which could affect Husky’s business. There are also additional investigations that have been recently initiated by the U.S. Government on imports covering a wide range of sectors and/or products, which may potentially result in the imposition of further tariffs. These developments may have unpredictable downstream effects on Husky’s current and future operations, including potential delays, increased production costs, or limitations in sourcing essential materials.

The Company’s net assets by geographic region were as follows:

	As at December 31,
	2025	2024
Canada	$ 279.4	$ 349.9
Luxembourg	12.7	29.5
China	31.7	14.7
United States	12.1	13.0
Rest of World	13.2	16.1
Total	$ 349.1	$ 423.2
Canada includes goodwill of $1,922.8 million.

10. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of the following:

	Land	Building and improvements	Machinery and equipment	Construction in progress	Total
Cost
Balance as at January 1, 2024	$ 31.0	$ 235.1	$ 293.6	$ 15.3	$ 575.0
Additions	—	—	—	33.8	33.8
Additions from CIP Transfer	—	3.3	24.2	(27.5)	—
Disposals	—	(1.0)	(16.7)	(0.2)	(17.9)
Impairment	—	(0.9)	—	—	(0.9)
Reclassified to held for sale	(1.1)	(8.0)	—	—	(9.1)
Changes in foreign exchange and others	(0.2)	(9.0)	(12.3)	(0.2)	(21.7)
Balance as at December 31, 2024	29.7	219.5	288.8	21.2	559.2
Additions	—	—	—	45.4	45.4
Additions from CIP Transfer	—	4.8	30.0	(34.8)	—
Disposals	—	(0.4)	(13.5)	(0.2)	(14.1)
Reclassified to inventory	—	—	(2.2)	—	(2.2)
Changes in foreign exchange and others	0.3	16.5	22.9	0.6	40.3
Balance as at December 31, 2025	$ 30.0	$ 240.4	$ 326.0	$ 32.2	$ 628.6

HUSKY TECHNOLOGIES LIMITED | Financial Statements	35

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

	Land	Building and improvements	Machinery and equipment	Construction in progress	Total
Accumulated depreciation
Balance as at January 1, 2024	$ —	$ (46.5)	$ (149.6)	$ —	$ (196.1)
Depreciation	—	(9.1)	(31.0)	—	(40.1)
Disposals	—	0.6	15.4	—	16.0
Reclassified to held for sale	—	5.0	—	—	5.0
Changes in foreign exchange and others	—	5.5	8.7	—	14.2
Balance as at December 31, 2024	—	(44.5)	(156.5)	—	(201.0)
Depreciation	—	(8.5)	(30.8)	—	(39.3)
Disposals	—	0.3	12.2	—	12.5
Reclassified to inventory	—	—	0.5	—	0.5
Changes in foreign exchange and others	—	(10.1)	(16.6)	—	(26.7)
Balance as at December 31, 2025	$ —	$ (62.8)	$ (191.2)	$ —	$ (254.0)

Carrying amount
Balance as at December 31, 2025	$ 30.0	$ 177.6	$ 134.8	$ 32.2	$ 374.6
Balance as at December 31, 2024	$ 29.7	$ 175.0	$ 132.3	$ 21.2	$ 358.2

The Company had an asset held for sale, in the consolidated balance sheets, consisting of land and building located in the Czech Republic. In Q4 2025, the Company concluded the sale of the land and building in the Czech Republic for gross sale proceeds of $3.7 million less direct selling costs of $0.2 million. The carrying value of the property at the time of disposal was $3.8 million. As a result, the property had a loss of $0.3 million recognized in the consolidated statements of operations in the year ended December 31, 2025.
11. OTHER LONG-TERM ASSETS AND LIABILITIES
Other long-term assets consist of the following:

	As at December 31,
	2025	2024
Right-of-use assets	$ 29.5	$ 17.9
Other	6.7	1.0
	$ 36.2	$ 18.9

As at December 31, 2025 and 2024, other long-term assets include $6.2 million and $1.0 million, respectively, related to the defined benefits pension plan. Please refer to Note 15 for further information on the defined benefits pension plan.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	36

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Other long-term liabilities consist of the following:

	As at December 31,
	2025	2024
Lease obligations	$ 17.5	$ 10.9
Other	15.1	15.7
	$ 32.6	$ 26.6

As at December 31, 2025 and 2024, other long-term liabilities include $9.2 million and $8.4 million, respectively, related to the non-current portion of warranty liability. Please refer to Note 13 for further information on warranty provisions.
Information about the Company’s leases, which are all operating leases, is as follows:
Right-of-use assets

	Property	Vehicles	Total
Balance as at January 1, 2024	$ 18.1	$ 3.8	$ 21.9
New leases entered into during the year	1.8	3.8	5.6
Depreciation charge for the year	(7.6)	(1.6)	(9.2)
Changes in foreign exchange and other	(0.2)	(0.2)	(0.4)
Balance as at December 31, 2024	12.1	5.8	17.9
New leases entered into during the year	15.9	4.2	20.1
Depreciation charge for the year	(6.5)	(2.5)	(9.0)
Changes in foreign exchange and other	0.4	0.1	0.5
Balance as at December 31, 2025	$ 21.9	$ 7.6	$ 29.5

Lease obligations

Balance as at January 1, 2024	$ 22.1
New leases entered into during the year	5.6
Interest charge for the year	1.6
Lease payments during the year	(10.8)
Changes in foreign exchange and other	(1.2)
Balance as at December 31, 2024	17.3
New leases entered into during the year	17.8
Interest charge for the year	1.9
Lease payments during the year	(10.9)
Changes in foreign exchange and other	0.7
Balance as at December 31, 2025	$ 26.8

HUSKY TECHNOLOGIES LIMITED | Financial Statements	37

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

	As at December 31,
	2025	2024
Current portion	$ 9.3	$ 6.4
Non-current portion	17.5	10.9
Total lease obligations	$ 26.8	$ 17.3

Maturity analysis – contractual undiscounted cash flows
Less than one year	$ 10.8
One to three years	12.0
More than three years	6.5
Total undiscounted lease obligations at December 31, 2025	$ 29.3

The current portion of the lease obligation is included in other current liabilities, and the long-term portion is included in other long-term liabilities.
Amounts recognized in consolidated statements of operations within selling, general and administrative expenses

	For the years ended December 31,
	2025	2024	2023
Interest on lease obligations	$ 1.9	$ 1.6	$ 1.0
Depreciation on right-of-use assets	9.0	9.2	8.3
Total lease expense	10.9	10.8	9.3
Expenses relating to short-term leases	0.1	0.1	1.4
Total expenses, including short-term leases	$ 11.0	$ 10.9	$ 10.7

As at December 31, 2025 and 2024, the weighted average remaining lease term of the leases were 8.4 years and 7.2 years, respectively. As at December 31, 2025 and 2024, the weighted average discount rates for the remaining leases were 8.5% and 8.0%, respectively.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	38

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

12. GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets consist of the following:

	Patents and know-how	Customer relationships	Software	IPR&D	Brand names	Total intangible assets	Goodwill
Cost
Balance as at January 1, 2024	$ 1,035.2	$ 439.9	$ 51.2	$ 8.5	$ 80.0	$ 1,614.8	$ 1,922.8
Additions	—	—	6.9	1.9	—	8.8	—
Reclassification of assets	—	—	5.2	(5.2)	—	—	—
Disposals	—	—	(4.5)	—	—	(4.5)	—
Impairment	—	—	(1.8)	—	—	(1.8)
Changes in foreign exchange and others	(12.9)	(6.2)	(0.5)	—	—	(19.6)	—
Balance as at December 31, 2024	1,022.3	433.7	56.5	5.2	80.0	1,597.7	1,922.8
Additions	1.6	0.4	11.9	1.8		15.7	—
Reclassification of assets	—	—	2.3	(2.3)	—	—	—
Disposals	(2.0)	—	(5.4)	—		(7.4)	—
Changes in foreign exchange and others	24.4	11.3	0.7	0.1		36.5	—
Balance as at December 31, 2025	$ 1,046.3	$ 445.4	$ 66.0	$ 4.8	$ 80.0	$ 1,642.5	$ 1,922.8

	Patents and know-how	Customer relationships	Software	IPR&D	Brand names	Total intangible assets	Goodwill
Accumulated amortization
Balance as at January 1, 2024	$ (449.4)	$ (136.0)	$ (18.1)	$ —	$ —	$ (603.5)	$ —
Amortization	(76.9)	(23.7)	(10.1)	—	—	(110.7)	—
Disposals	—	—	4.4	—	—	4.4	—
Changes in foreign exchange and others	6.1	2.5	0.3	—	—	8.9	—
Balance as at December 31, 2024	(520.2)	(157.2)	(23.5)	—	—	(700.9)	—
Amortization	(77.4)	(24.0)	(10.0)	—	—	(111.4)	—
Disposals	2.0	—	5.0	—	—	7.0	—
Changes in foreign exchange and others	(13.0)	(5.4)	(0.3)	—	—	(18.7)	—
Balance as at December 31, 2025	$ (608.6)	$ (186.6)	$ (28.8)	$ —	$ —	$ (824.0)	$ —

Carrying amount
Balance as at December 31, 2025	$ 437.7	$ 258.8	$ 37.2	$ 4.8	$ 80.0	$ 818.5	$ 1,922.8
Balance as at December 31, 2024	$ 502.1	$ 276.5	$ 33.0	$ 5.2	$ 80.0	$ 896.8	$ 1,922.8
Weighted average remaining useful life (in years) - 2025	3.3	4.0	0.3	—	—
Weighted average remaining useful life (in years) - 2024	4.1	4.2	0.3	—	—
The expected amortization expense per year for each of the next five years is $104.7 million.
For goodwill and non-amortizable intangible assets, the Company completed its annual testing for impairment as at both October 1, 2025 and 2024 and no impairments were identified as part of the assessments.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	39

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

During the year ended December 31, 2024, the Company recorded an impairment of $1.8 million in relation to a software-related project to bring the net book value down to $nil, due to management’s decision to de-emphasize the project. The impairment was recognized in selling, general and administrative expenses in the consolidated statements of operations.
The Company did not identify any other indicators of impairment pursuant to the remaining long-term assets.
13. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable and accrued liabilities consist of the following:

	As at December 31,
	2025	2024
Trade payables and accruals	$ 263.5	$ 233.4
Current portion of warranty liability	19.5	16.6
Payroll-related costs	54.9	51.9
Accrued interest	45.2	34.2
Total	$ 383.1	$ 336.1

The changes to the Company's warranty and severance liabilities were as follows:

	Warranty provisions	Severance provisions	Total
Balance as at January 1, 2024	$ 27.7	$ 5.6	$ 33.3
Current provisions in the year	21.4	1.1	22.5
Settled during the year	(25.3)	(4.4)	(29.7)
Reversal and adjustments	1.2	(0.1)	1.1
Balance as at December 31, 2024	25.0	2.2	27.2
Current provisions in the year	22.7	6.5	29.2
Settled during the year	(24.4)	(1.8)	(26.2)
Reversal and adjustments	5.4	(0.5)	4.9
Balance as at December 31, 2025	$ 28.7	$ 6.4	$ 35.1

Classification
Current portion	$ 16.6	$ 2.2	$ 18.8
Non-current portion	8.4	—	8.4
Total as at December 31, 2024	$ 25.0	$ 2.2	$ 27.2

Current portion	$ 19.5	$ 6.4	$ 25.9
Non-current portion	9.2	—	9.2
Total as at December 31, 2025	$ 28.7	$ 6.4	$ 35.1

As at December 31, 2025 and 2024, the current portion of the Company's severance liability of $6.4 million and $2.2 million, respectively, was included within payroll-related costs in accounts payable and accrued liabilities in the consolidated balance sheets.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	40

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

14. LONG-TERM DEBT AND OTHER BORROWINGS
Long-term debt consisted of the following:

	Term Loan	Revolver	Senior Secured Notes	Senior Notes	Senior PIK Notes	Total
Balance as at January 1, 2024	$ 1,964.6	$ —	$ —	$ 623.3	$ 405.5	$ 2,993.4
Borrowings	1,750.0	—	1,000.0	—	—	2,750.0
Drawdowns	—	183.0	—	—	—	183.0
Principal paid	(1,988.0)	(183.0)	—	(630.0)	(412.0)	(3,213.0)
Transaction cost	(34.7)	—	(6.3)	—	—	(41.0)
Debt discount	(26.3)	—	(7.5)	—	—	(33.8)
Amortization of transaction costs	7.1	—	0.9	0.9	1.1	10.0
Amortization of debt discount	3.4	—	1.1	—	0.6	5.1
Write-off of transaction costs & debt discount	11.1	—	—	5.8	4.8	21.7
Balance as at December 31, 2024	1,687.2	—	988.2	—	—	2,675.4
Drawdowns	—	126.0	—	—	—	126.0
Principal paid	(17.5)	(126.0)	—	—	—	(143.5)
Transaction cost	(1.7)	—	—	—	—	(1.7)
Amortization of transaction costs	6.6	—	1.1	—	—	7.7
Amortization of debt discount	4.8	—	1.3	—	—	6.1
Balance as at December 31, 2025	$ 1,679.4	$ —	$ 990.6	$ —	$ —	$ 2,670.0

Classification
Current portion	$ 17.5	$ —	$ —	$ —	$ —	$ 17.5
Non-current portion	1,669.7	—	988.2	—	—	2,657.9
Total as at December 31, 2024	$ 1,687.2	$ —	$ 988.2	$ —	$ —	$ 2,675.4

Current portion	$ 17.5	$ —	$ —	$ —	$ —	$ 17.5
Non-current portion	1,661.9	—	990.6	—	—	2,652.5
Total as at December 31, 2025	$ 1,679.4	$ —	$ 990.6	$ —	$ —	$ 2,670.0

As at December 31, 2025 and 2024, the Company had availability of $271.3 million and $272.8 million, respectively, under the Revolver, net of letters of credit outstanding under the credit facility of $2.5 million and $1.0 million, respectively.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	41

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The undiscounted future repayments per fiscal year, including minimum future accrued interest, are as follows:

	Term Loan	Senior Secured Notes	Total
2026	$ 200.6	$ 91.7	$ 292.3
2027	199.3	91.9	291.2
2028	198.6	92.3	290.9
2029	1,693.7	1,011.5	2,705.2
2030	—	—	—
Total	$ 2,292.2	$ 1,287.4	$ 3,579.6

Term Loan actual annual repayments are impacted by the excess cash flow sweep, which comes into effect in 2026, as defined in the Credit Agreement, and may be different than the timing and amounts noted above for the respective years. Management cannot reasonably estimate additional payments that may be required and has therefore not classified these potential payments as current debt. As at December 31, 2025, the Company was in compliance with all debt covenants and conditions.
Term loan and revolver credit agreements
On March 28, 2018, the Company, through its wholly-owned subsidiary Husky Injection Molding Systems Limited (“HIMS”), entered into a $2,350.0 million Credit Agreement, with the “Revolver” and the Term Loan, which had original maturity on March 28, 2025.
Husky is structured as a holding company and owns HIMS through a series of wholly-owned intermediary subsidiaries. Husky and these wholly-owned intermediary subsidiaries do not produce any goods or services and the only financing activities executed within these entities relates to the Senior PIK Notes, as described further below. Substantially all of the Company’s assets had been pledged as collateral.
Since March 28, 2018, there have been several amendments to the Credit Agreement related to the terms and conditions of the Term Loan and the Revolving Credit Facility including both changes in facility amounts and respective maturity dates of these credit facilities.
On April 23, 2024, HIMS and certain of the Husky’s subsidiaries, entered into Amendment No. 5 to the credit agreement (“Amendment 5”), providing for a new senior secured first-lien term loan facility in an aggregate principal amount of $1,750.0 million (the “Term Loan”) and a new senior secured super priority multi-currency revolving credit facility with commitments of $273.8 million (the “Revolver”). The Term Loan matures on February 15, 2029, and the Revolver matures on November 16, 2028 as a result of Amendment 5 (“April Refinancing”).
Substantially all of the Company’s assets have been pledged as collateral. The Term Loan has a floating interest rate and requires principal repayments of $4.375 million quarterly (commenced with the quarter ending September 30, 2024), or $17.5 million annually. There are additional payment requirements (subject to certain exceptions) commencing with the year ending December 31, 2025, ranging from 0.0% to 50.0% of excess cash flows, the percentage being determined by a leverage ratio as defined in Amendment 5. The additional required payments based on excess cash flows can be credited towards the scheduled principal repayments. The Company may optionally make prepayments against the Term Loan

HUSKY TECHNOLOGIES LIMITED | Financial Statements	42

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

without any premium or penalty. As set forth in Amendment 5, and subject to lenders’ approval, the Revolver and Term Loan may be increased.
Amendment 5 has restrictions on new debt issuance, certain payments such as dividends, the sale of assets, investments such as capital expenditures, certain liens, transactions with affiliates and requires the Company to comply with a maximum leverage ratio, which is only measured when usage of the Revolver exceeds 35% as at the reporting date. Further, the Amendment imposes limitations on payment of dividends based upon various annual company performance metrics.
On December 12, 2024, HIMS completed Amendment No. 6 to the credit agreement to reduce the Term Loan rate from Secured Overnight Financing Rate (“SOFR”) plus 5.00% to SOFR plus 4.50% per annum.
On September 9, 2025, Husky Injection Molding Systems Limited completed Amendment No. 7 to the credit agreement to reduce the Term Loan rate from SOFR plus 4.50% to SOFR plus 3.75% per annum.
On November 17, 2025, the Company completed Amendment No. 8 to its existing credit agreement to establish a 2026 Delayed Draw Facility (the “Delayed Draw Facility”) with a maximum aggregated amount of $350.0 million. Under the Delayed Draw Facility, the Company can borrow 2026 Delayed Draw Term Loans (the “Delayed Draw Term Loan”) of up to $350.0 million within 2026 Delayed Draw Availability Period (“Delayed Draw Availability Period”) as specified in the amended credit agreement.
Upon borrowing under the Delayed Draw Facility, the Delayed Draw Term Loan will have the same terms as the Company’s existing term loan under Amendment No. 5 and will then be accounted for as a single class of loan. Interest on each Delayed Draw Term Loan accrues from its respective draw date. The Delayed Draw Term Loans are not available for reborrowing, once repaid. The proceeds from the Delayed Draw Term Loan will only be used solely for purposes specified in the amended credit agreement.
The Revolver advances bear interest at the SOFR plus 5.00% per annum. Additionally, the Revolver is subject to unused line fees determined on an annual rate of 0.375% and calculated based on the amount by which the commitments exceed the average daily balance of the outstanding revolving loans under the Revolver during the applicable quarter.
As at December 31, 2025 and 2024, the interest rate on the Term Loan was 7.6% and 8.8%, respectively. As at both December 31, 2025 and 2024, there was no outstanding balance on the Revolver and Delayed Draw Facility.
Senior notes
On March 28, 2018, the Company, through two wholly owned subsidiaries, issued $650.0 million aggregate principal unsecured 7.750% Senior Notes that mature on April 15, 2026. The Senior Notes interest repayment was required semi-annually in cash in arrears on April 15 and October 15 of each year, which commenced on October 15, 2018.
The Senior Notes and related accrued interest have been fully repaid in connection with April Refinancing.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	43

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Senior secured notes
On February 12, 2024, the Company, through its directly and indirectly owned subsidiaries (the “Issuers”), issued $1,000.0 million aggregate principal secured 9.00% Senior Secured Notes that mature on February 15, 2029. The Senior Secured Notes interest repayment is required semi-annually in cash in arrears on February 15 and August 15 of each year, which commenced on August 15, 2024.
The Company may redeem some or all of the Senior Secured Notes at any time at the redemption prices set forth in the indenture, plus accrued and unpaid interest (if any) and make-whole or similar premiums if any. In certain circumstances, the Company may be required to offer to repurchase some or all of the Senior Secured Notes at the prices set forth in the indenture, plus accrued and unpaid interest (if any).
In connection with the closing of Amendment 5, the Term Loan, the Senior Secured Notes and the related Guarantees were secured by first-priority security interests in substantially all of the Issuers’ and the Guarantors’ assets, subject to certain limitations, exceptions and permitted liens, to the extent applicable (the “Collateral”). The aforementioned assets will also secure the obligations under the new credit facility on a pari passu basis.
Senior PIK notes
On February 14, 2020, the Company, through an indirect wholly-owned subsidiary, issued 13.00%/13.75% Senior PIK Notes that matured on February 15, 2025 for the aggregate principal amount of $460.0 million. The interest on the Senior PIK Notes was payable semi-annually on February 15 and August 15 of each year which commenced on August 15, 2020, to holders of record as of the close of business on each interest payment date. After the initial interest period, the Company had the option to pay interest on the Senior PIK Notes by increasing the principal amount of the Senior PIK Notes or by issuing additional Senior PIK Notes instead of making cash interest payments subject to certain metrics pursuant to the terms of the Indenture dated February 14, 2020. Interest accrued on the Senior PIK Notes at a rate per annum equal to 13.75%, which was the Cash Interest rate plus 0.75%. The Senior PIK Notes were issued at a price of 98%, resulting in original issue discount (“OID”) of $9.2 million. The Company also incurred approximately $15.6 million in underwriting and other fees. The Company capitalized the $24.8 million of issuance costs related to the Senior PIK Notes which was amortized over the term of the Senior PIK Notes using the effective interest rate method.
On April 4, 2023, the Company closed a purchase in the open market of $8.0 million 13.00% interest-bearing Senior PIK Notes originally due to mature on February 15, 2025 at a re-purchase price of $84.75 (amounting to $6.9 million including $0.1 million of accrued interest). A gain on the extinguishment of debt of $1.0 million, net of $0.1 million of OID and $0.1 million of deferred financing fees written off as a result of the purchase, was recognized in the consolidated statements of operations. The Senior PIK Notes and related accrued interest have been fully repaid in connection with April Refinancing.
Preferred shares and warrants
On April 23, 2024, Husky issued 370,000 Class A Preferred Shares and 111,794 warrants for aggregate gross proceeds of $362.6 million. The transaction costs in relation to these preferred shares and warrants was $16.0 million.
The 111,794 warrants enable holders to purchase up to 111,794 Class A Common Shares at an exercise price of $1,953.90 per share. The warrants are only exercisable upon a change of control until April 23, 2034, unless certain triggering events occur that could cause the warrants to become null and void upon certain circumstances as described in the Securities Purchase Agreement and Articles of Husky Technologies Limited (“Subscription Agreement”), including the completion of an initial public offering. The fair value of warrants was estimated using the Black Scholes option pricing model and was valued

HUSKY TECHNOLOGIES LIMITED | Financial Statements	44

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

at $19.6 million, net of $0.9 million issuance costs and $0.4 million discount, and has been recorded in additional paid-in capital within the consolidated statements of stockholders’ equity.
The holders of the preferred shares are entitled to a liquidation preference of 14% per annum. Semi-annually, the Company can choose whether cash distributions are made or have the liquidation preference accrue. The preferred shares are considered currently redeemable and are subsequently measured at the maximum redemption amount under the Subscription Agreement at each reporting date, net of the fair value of certain embedded features that have been bifurcated and recognized as an embedded derivative. As at both December 31, 2025 and 2024, the cumulative preferred return was approximately $171.0 million and is reflected within preference share capital on the consolidated balance sheets. Of the total preferred return decrease of $35.5 million for the year ended December 31, 2025 (compared to an increase of $206.5 million for the year ended December 31, 2024), the Company recognized a reduction of $1.2 million and an increase of $36.7 million to additional paid-in capital and accumulated deficit, respectively (compared to the reductions in corresponding amounts of $35.2 million and $171.3 million for the year ended December 31, 2024).
The above preferred return adjustments are reflected in the consolidated statements of stockholders’ equity.
In accordance with the Subscription Agreement, upon the occurrence of certain triggering events, under certain conditions, the preferred shares must be redeemed for cash or common shares based on the market value of the common shares at that time. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, holders of the preferred shares shall be in preference and priority to any distribution to the holders of the Class A and Class B Common Shares. The preferred shares are financial instruments with both equity and debt characteristics and is classified as temporary equity on the consolidated balance sheets.
The following table summarizes the preference share capital activities for the year ended December 31, 2025 and December 31, 2024 :

Preference Share Capital
Balance as at January 1, 2024	$ —
Issuance of preference share capital	349.1
Preferred shares discount	(6.0)
Transaction costs	(13.1)
Bifurcation of embedded derivatives	(46.0)
Preferred return	206.5
Balance as at December 31, 2024	490.5
Preferred return	(35.5)
Balance as at December 31, 2025	$ 455.0
Embedded derivatives
The Term Loan, Revolver Credit Agreements, Senior Secured Notes and preferred shares, each contain a number of embedded features. The embedded features within the Term Loan, Senior Secured Notes and Revolver were closely related to the host contract and therefore do not require a separate unit of accounting. Certain embedded features within the preferred shares, specifically conversion rights of the holder in the event of a change of control or completion of an initial

HUSKY TECHNOLOGIES LIMITED | Financial Statements	45

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

public offering of the Company, were not clearly and closely related to the host contract and have been classified as an embedded derivative requiring separate presentation from the preferred shares and subsequent measurement at FVTPL.
The fair value of the preferred shares embedded derivatives was determined to be a Level 3 instrument and was valued using the with and without method Monte Carlo Simulation. Under this dynamic model, an equity waterfall is used to simulate equity proceed distributions assuming various time periods, redemption events and settlement in either cash or common shares. The value is simulated by capturing the highest and best outcome, with and without the embedded derivatives. As a part of this model, significant estimates include the probabilities for each scenario and the stock price of the Company. Starting November 2, 2025, the Monte Carlo Simulation was no longer used to value the embedded derivatives. Refer to Note 8 for additional details. As at December 31, 2025 and 2024, the fair value of the embedded derivatives is $81.5 million and $46.0 million and has been recorded in other current liabilities within the consolidated balance sheets. For the years ended December 31, 2025 and 2024, the Company recognized derivatives fair value adjustment of $35.5 million and $46.0 million, respectively in the consolidated statements of operations. The transaction costs and discount in relation to embedded derivatives were $2.0 million and $0.9 million, respectively.
The net proceeds from the new Term Loan, Senior Secured Notes and preferred shares were used to repay the previous Term Loan, Senior Notes, Senior PIK Notes (“Previous Debt”) and related accrued interest in connection with the April 2024 Refinancing. As at April 23, 2024, the unamortized balance of transaction costs and discount, of $21.7 million, on Previous Debt has been recognized as a loss on debt extinguishment in the consolidated statements of operations for the year ended December 31, 2024.

15. EMPLOYEE FUTURE BENEFITS
The Company provides various employee benefit plans for its employees. For the years ended December 31, 2025 and 2024, the Company recorded employee benefit expenses of $6.5 million and $6.0 million, respectively, for defined contribution plans.
Employee future benefits consist of the following:

	As at December 31,
	2025	2024
Liability
Health and dental care benefits	4.0	3.8
Total	$ 4.0	$ 3.8

Asset
Defined benefits pension plan	6.2	1.0
Total	$ 6.2	$ 1.0

HUSKY TECHNOLOGIES LIMITED | Financial Statements	46

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

As at December 31, 2025 and 2024, the asset related to the defined benefits pension plan of $6.2 million and $1.0 million, respectively, is recorded within other long-term assets in the consolidated balance sheets.
Health and dental care benefits
The Company provides certain health and dental care benefits to eligible Canadian employees and their dependents who retired between the ages of 55 and 65 and had worked at least 20 years for the Company. These benefits, both for the retiree and their dependents, are discontinued at the earlier of age 65 or the death of the retiree. The Company uses the fiscal year-end date as the measurement date for these benefits. The most recent actuarial valuation of the benefit plan for the Company was as at July 1, 2023 and extrapolated to December 31, 2025.
The Company also provides long-term disability benefits to eligible disabled employees, their spouses and children. The Company uses the fiscal year-end date as the measurement date for these benefits. The most recent actuarial valuation of the benefit plan for the Company was as at December 31, 2024 and extrapolated to December 31, 2025.
The weighted average actuarial assumptions used in measuring the Company’s health and dental care benefits obligations and costs as at December 31, 2025 and 2024 are as follows:

	As at December 31,
	2025	2024
Accrued benefit obligations
Discount rate	4.5%	4.5%
Weighted average initial health care cost trend rate	5.2%	5.3%
Weighted average ultimate health care cost trend rate	4.5%	4.5%
Years to reach ultimate trend rate	5	6

Net periodic costs
Discount rate	4.5%	4.6%
Weighted average initial health care cost trend rate	5.3%	5.4%
Weighted average ultimate health care cost trend rate	4.5%	4.5%
Years to reach ultimate trend rate	5	6

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The following table presents the impact of a 1% change in assumed health care cost trend rates on the health and dental benefit plans for the years ended December 31, 2025 and 2024:

As at December 31,
	2025		2024
	1% Increase	1% Decrease	1% Increase	1% Decrease
Impact of changes in health care cost trend rates
Total service costs and interest costs	$ —	$ —	$ —	$ —
Projected benefit obligation	$ 0.3	$ 0.3	$ 0.3	$ 0.2

HUSKY TECHNOLOGIES LIMITED | Financial Statements	47

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The information about these plans is as follows:

	As at December 31,
	2025	2024	2023
Change in employee future benefit obligation
Balance, beginning of the year	$ 3.8	$ 4.2	$ 5.1
Current service cost	0.1	0.1	0.2
Interest cost	0.1	0.1	0.2
Actuarial gain	(0.1)	(0.1)	(1.2)
Benefits paid	(0.2)	(0.2)	(0.2)
Foreign exchange loss (gain)	0.3	(0.3)	0.1
Benefit obligation, end of the year	4.0	3.8	4.2

Change in plan assets
Fair value of plan assets, beginning of the year	—	—	—
Employer contributions	0.2	0.2	0.3
Benefits paid	(0.2)	(0.2)	(0.3)
Fair value of plan assets, end of the year	—	—	—
Unfunded status, end of the year	(4.0)	(3.8)	(4.2)
Net amounts recognized in the non-current liabilities in the consolidated balance sheets	$ (4.0)	$ (3.8)	$ (4.2)

	For the years ended December 31,
	2025	2024	2023
Current service cost	$ 0.1	$ 0.1	$ 0.2
Interest cost	0.1	0.1	0.2
Net periodic benefit cost	$ 0.2	$ 0.2	$ 0.4

Defined benefits pension plan
The Company maintains a defined benefits pension plan for its employees in Switzerland. The Company uses the fiscal year-end date as the measurement date for these benefits. The most recent actuarial valuation of the benefit plan for the Company was as at December 31, 2025.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	48

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The weighted average actuarial assumptions used in measuring the Company’s obligations and costs include:

As at December 31,
	2025	2024
Projected benefit obligation
Discount rate	1.3%	1.0%
Rate of compensation increase	2.3%	2.3%
Net periodic benefit cost
Discount rate	1.0%	1.4%
Expected long-term rate of return on plan assets	3.0%	3.5%
Rate of compensation increase	2.3%	2.4%
The information about the Company’s defined benefits pension plan is as follows:

	As at December 31,
	2025	2024	2023
Change in projected benefit obligation
Balance, beginning of period	$ 49.5	$ 47.7	$ 41.4
Current service cost	1.0	0.8	1.0
Interest cost	0.5	0.6	1.0
Prior service cost	—	—	(0.5)
Employee contributions	1.1	1.0	1.1
Benefits paid	(3.1)	(1.9)	(4.4)
Premium paid	(0.2)	(0.2)	(0.2)
Actuarial (gain) loss	(2.5)	5.0	3.9
Foreign exchange loss (gain)	6.7	(3.5)	4.4
Benefit obligation, end of period	53.0	49.5	47.7

Change in fair value of plan assets
Fair value of plan assets, beginning of period	50.5	50.7	46.3
Return on plan assets	2.7	3.7	2.1
Employer contributions	1.1	1.0	1.1
Employee contributions	1.1	1.0	1.1
Benefits paid	(3.1)	(1.9)	(4.4)
Premium paid	(0.2)	(0.2)	(0.2)
Foreign exchange gain (loss)	7.1	(3.8)	4.7
Fair value of plan assets, end of period	59.2	50.5	50.7
Funded status, end of period	6.2	1.0	3.0
Net amounts recognized in the non-current assets in the consolidated balance sheets	$ 6.2	$ 1.0	$ 3.0

HUSKY TECHNOLOGIES LIMITED | Financial Statements	49

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

	For the years ended December 31,
	2025	2024	2023
Current service cost	$ 1.0	$ 0.8	$ 1.0
Interest cost	0.5	0.6	1.0
Amortization of prior service cost	—	—	(0.5)
Expected return on plan assets	(1.6)	(1.7)	(1.7)
Net periodic benefit cost	$ (0.1)	$ (0.3)	$ (0.2)
The expected benefits are based on the same assumptions used to measure the Company's benefit obligation as at December 31, 2025 and include estimated future employee service.
The following table presents expected future benefit payments by plan type:

	Defined contribution	Defined benefit	Health and dental	Total
Expected employer contributions
2026	$ 6.8	$ 1.1	$ 0.3	$ 8.2
2027	7.0	1.1	0.3	8.4
2028	7.1	1.1	0.3	8.5
2029	7.2	1.1	0.3	8.6
2030	7.4	1.1	0.3	8.8
	$ 35.5	$ 5.5	$ 1.5	$ 42.5
Expected benefit payments
2026		$ 2.5	$ 0.3	$ 2.8
2027		2.9	0.3	3.2
2028		3.0	0.3	3.3
2029		3.1	0.3	3.4
2030		3.1	0.2	3.3
Thereafter		13.9	1.4	15.3
		$ 28.5	$ 2.8	$ 31.3

Defined benefit plan assets
The overall investment goal of the pension plan assets is to earn a rate of return over time which, when combined with the Company’s contributions, satisfies the benefit obligations of the pension plans and maintains a sufficient liquidity to pay benefits.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	50

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The following table presents the defined benefit pension plan’s actual and target asset allocations as at December 31, 2025 and 2024:

As at December 31,
	2025		2024
	Target allocation ranges	Percentage of plan assets	Target allocation ranges	Percentage of plan assets
Equity securities	11 to 53%	36.4%	11 to 53%	36.7%
Debt securities	22 to 80%	46.1%	22 to 80%	41.2%
Real estate	0 to 26%	15.2%	0 to 26%	16.3%
Cash and cash equivalents	0 to 20%	2.3%	0 to 20%	5.8%
Alternative investments (only precious metals and petroleum)	0 to 5%	0.0%	0 to 5%	0.0%
		100.0%		100.0%

The following table presents the Company’s pension plan assets using the fair value hierarchy as at December 31, 2025 and 2024:

	As at December 31,
	2025		2024
	Total	Quoted prices in active markets for identical assets (Level 1)	Total	Quoted prices in active markets for identical assets (Level 1)
Asset categories
Equity securities	$ 21.5	$ 21.5	$ 18.5	$ 18.5
Debt securities	27.3	27.3	20.8	20.8
Real estate	9.0	9.0	8.2	8.2
Cash and cash equivalents	1.4	1.4	3.0	3.0
Total plan assets	$ 59.2	$ 59.2	$ 50.5	$ 50.5

As at December 31, 2025 and 2024, the Company’s pension plan did not have any Level 2 or Level 3 assets.
Equity securities: Equity securities held by the Company’s pension plan are held through a mutual fund. The fair value of the mutual fund is based on the quoted market price.
Debt securities: Debt securities held by the Company’s pension plan are held through a mutual fund. The fair value of the mutual fund is based on the quoted market price.
Real estate: Real estate held by the Company’s pension plans are held through an investment fund. The fair value of the investment fund is based on the quoted market price.

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Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

Cash and cash equivalents: Cash and cash equivalents held by the Company’s pension plan are held on deposit with creditworthy financial institutions. The fair value of the cash and cash equivalents are based on the quoted market price of the respective currency in which the cash is maintained.
The expected rate of return on plan assets was calculated as a weighted average of the expected return by asset class based on the targeted asset allocation.
16. COMMON SHARE CAPITAL
The Company has issued common share capital as follows:

	Number of common shares				Share capital amount
	Class A	Class B	Class B, Series 2	Total	Class A	Class B	Class B, Series 2	Total
Issued and outstanding as at January 1, 2023	906,670	21,008	8,879	936,557	$ 725.9	$ 16.6	$ 7.2	$ 749.7
Repurchases	—	(55)	(790)	(845)	—	(0.1)	(0.7)	(0.8)
Issued and outstanding as at December 31, 2023	906,670	20,953	8,089	935,712	725.9	16.5	6.5	748.9
Repurchases	—	—	(190)	(190)	—	—	(0.2)	(0.2)
Issued and outstanding as at December 31, 2024	906,670	20,953	7,899	935,522	725.9	16.5	6.3	748.7
Return of capital	—	—	—	—	(23.1)	(0.5)	(0.2)	(23.8)
Issued and outstanding as at December 31, 2025	906,670	20,953	7,899	935,522	$ 702.8	$ 16.0	$ 6.1	$ 724.9
Each Class A Common Share entitles the holder to one vote at any meeting at which the holders of Class A Common Shares are entitled to vote. Class A Common Shares shall be entitled to receive dividends and are without par value features.
The holders of the Class B Common Shares are not entitled to receive notice of, attend, or vote at any meeting of the shareholders of the Company, and the Class B Common Shares carry no voting rights. The Class B Common Shares are without par value and has unlimited number.
The Class A Common Shares shall rank equally with the Class B Common Shares with respect to dividends, and all dividends which the Board of Directors of the Company may declare on the Class A Common Shares or the Class B Common Shares shall be declared and paid in equal amounts per share on all Class A Common Shares and Class B Common Shares at the time outstanding.
In the event of the liquidation, dissolution, or winding-up of the Company, the holders of the Class A Common Shares shall be entitled to participate pro rata with the holders of the Class B Common Shares in any distribution of all the remaining property or assets of the Company.
On December 30, 2025, by virtue of special resolution, PE Titan Holding III Limited, the sole voting shareholder of the Company, approved the reduction of capital by respective amounts for each Class, as per above table, and the distribution of such amounts to respective Class of shareholders as return of capital.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	52

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

17. STOCK-BASED COMPENSATION
The Plan was established on July 2, 2018, and the Plan Participants are awarded stock options in the equity of the Company. The options have a contractual life of 10 years and vest 20% on each anniversary of the date of grant for five years. The Board of Directors of the Company has capped stock option award grants at 70,677 common shares. The Company will use allotted and unissued stock to satisfy stock award exercise.
A summary of the status of the options for the years ended December 31, 2025, 2024 and 2023 is as follows:

	Number of time vesting options	Weighted average fair value per option	Weighted average exercise price per share	Weighted average remaining contractual life (years)
Outstanding balance, January 1, 2023	57,921	$ 237.64	$ 1,316.42	6.24
Granted	5,500	331.43	1,500.00	9.81
Forfeited	(1,594)	289.04	1,300.58	—
Outstanding balance, December 31, 2023	61,827	244.66	1,333.16	5.64
Granted	6,690	280.21	1,500.00	9.64
Forfeited	(230)	291.65	1,300.58	—
Expired	(543)	—	1,311.60	—
Outstanding balance, December 31, 2024	67,744	291.29	1,350.01	5.11
Granted	2,000	283.59	1,500.00	9.10
Forfeited	(840)	327.63	1,500.00	—
Expired	(123)	—	1,462.71	—
Outstanding balance, December 31, 2025	68,781	$ 292.66	$ 1,352.33	4.16

Exercisable balance, December 31, 2025	56,891	$ 141.54	$ 1,296.85	3.32
Exercisable balance, December 31, 2024	52,868	$ 236.53	$ 1,311.67	4.09
Exercisable balance, December 31, 2023	50,683	$ 222.53	$ 1,304.20	4.94

The Company accounts for the stock option awards as employee equity awards. The expense associated is recorded as the option awards vest with a corresponding increase to contributed surplus. The fair value of stock options used to calculate compensation expense was estimated using the Black Scholes option pricing model. The Company has recognized the expense based upon the portion of the requisite service period using the graded method with a forfeiture rate of 10.0%.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	53

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

For the years ended December 31, 2025, 2024 and 2023, the Company used the following weighted average assumptions to estimate stock option expense:

For the years ended December 31,
	2025	2024	2023
Share price	$ 1,043.00	$ 1,043.00	$ 1,040.00
Exercise price	$ 1,326.87	$ 1,350.01	$ 1,333.16
Fair value	$ 283.59	$ 280.21	$ 331.43
Risk-free interest rate	4.42%	3.80%	4.49%
Stock price volatility	33.28%	33.00%	33.02%
Dividend yield	0.00%	0.00%	0.00%
Forfeiture rate	10.00%	10.00%	10.00%
Expected term in years	6.5	6.5	7.0

The share price of the Company is determined by an independent third-party valuator. The valuator arrives at the share valuation by reviewing internal forecasts, market activity and external comparable companies.
The risk-free rate is based on the U.S. Federal Reserve bank benchmark bond yield on grant date for an equivalent term. The stock price volatility represents the implied volatility estimated using the weighted average volatility of similar publicly traded companies. The expected term of the stock options is based on the expected exercise and post-vesting employment termination behavior.
In the event of a sale of the Company, the stock options will vest and become exercisable in full immediately prior to such sale. In the event of a public offering of the shares of the Company, the stock options will subject to accelerated vesting in accordance with the terms of the Plan. For the years ended December 31, 2025, 2024 and 2023, the Company recorded stock-based compensation expense of $1.3 million, $1.3 million and $1.0 million, respectively.
As a result of the return of capital referred to in Note 16, Titan I Board of Directors passed a resolution on December 30, 2025 to reduce the exercise price of all stock options outstanding by $25.46 (the "Exercise Price Reduction"), with all other terms of the options remaining unchanged. Following the resolution, the exercise price of the options went down to $1,326.87 from original price of $1,352.33 per share. Due to this modification in option plan, the fair value of the modified options decreased as compared to the fair value immediately before the modification, as such, no expense was recorded as a result of this modification.
As at December 31, 2025, the total compensation expense of $1.3 million related to non-vested outstanding stock options has not been recognized. This cost is expected to be recognized over a weighted-average period of 3.2 years.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	54

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

18. REVENUE AND SEGMENT DISCLOSURES
Revenue, classified by the nature, was as follows:

	For the years ended December 31,
	2025	2024	2023
Tooling and aftermarket	$ 1,152.7	$ 1,118.6	$ 1,074.2
Systems	416.0	375.9	442.9
Total	$ 1,568.7	$ 1,494.5	$ 1,517.1
Revenue contract assets and liabilities
The following table sets forth the activity in the Company’s revenue contract assets and liabilities for the years ended December 31, 2025 and 2024:

	Trade receivables net¹	Deferred revenue
Balances as at January 1, 2024	$ 227.3	$ 189.8
Increases due to invoicing of new or existing contracts	1,494.5	887.0
Decreases due to payment, fulfillment of performance obligations, or other	(1,462.9)	(911.0)
Balances as at December 31, 2024	258.9	165.8
Increases due to invoicing of new or existing contracts	1,568.7	958.5
Decreases due to payment, fulfillment of performance obligations, or other	(1,514.1)	(975.5)
Balances as at December 31, 2025	$ 313.5	$ 148.8

1Includes unbilled trade receivables related to the sale of medical molds, for which revenue is recognized over time, in the amount of $10.9 million as at December 31, 2025 ($6.8 million as at December 31, 2024).
The outstanding balances of deferred revenue as at December 31, 2024 have been fully recognized into revenue as at December 31, 2025. The Company does not have significant sales to one customer that exceed 10% of total revenue.
The following table summarizes remaining performance obligations, from contracts with customers, which have not yet been satisfied as of December 31, 2025 and 2024, as well as the expected timing of recognition of those obligations.

	As at December 31,
	2025	2024
Short-term (12 months or less)	$ 448.2	$ 530.9
Long-term	53.9	33.9
Total	$ 502.1	$ 564.8
Segment disclosures
The Company reports segment information based on the management approach which designates the internal reporting used by the Chief Operating Decision Maker (“CODM”) for making decisions and assessing performance as a source of the Company’s reportable operating segments. The CODM, comprised of the Board of Directors and the Chief Executive Officer,

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Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

reviews financial information, makes decisions and assesses the performance of the Company as a single operating and reportable segment: the beverage and packaging segment.
The beverage and packaging segment derives its revenue primarily from the sale of tooling and after-market products and services, which include molds, hot runners, temperature, controllers and auxiliary equipment along with after-market products and services, and systems, which represent injection molding machines.
The CODM receives and reviews information regarding segment assets at the total consolidated level.
The CODM assesses performance for the beverage and packaging segment and decides how to allocate resources based on net income that also is reported on the consolidated income statement as net income.
The CODM uses net income to evaluate income generated from segment assets (return on assets) in deciding whether to reinvest profits into the beverage and packaging segment or for other purposes, such as for acquisitions or to pay dividends.
Net income is used to monitor budget versus actual results. The CODM also uses net income in competitive analysis by benchmarking to the Company’s competitors. The competitive analysis along with the monitoring of budgeted versus actual results are used in assessing performance of the segment and in establishing management’s compensation.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	56

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The reported segment revenue, net income, and significant expenses regularly provided to the CODM are as follows:

	For the years ended December 31,
	2025	2024	2023
Sales	$ 1,568.7	$ 1,494.5	$ 1,541.2
Less:
Material	548.2	508.8	577.7
Direct labor	180.2	157.0	157.1
Direct overheads	108.0	98.0	94.7
Subcontracting	7.7	9.0	8.7
Warranty	27.8	23.1	24.7
Variances	7.6	8.9	6.5
Indirect manufacturing spending	118.0	102.0	107.0
Manufacturing incentives	3.9	11.6	15.2
Selling, general and administrative expenses	148.2	139.5	131.0
Selling, general and administrative incentives	3.7	11.4	13.9
Interest expense	257.3	311.1	294.0
(Recovery of) provision for income taxes	(5.2)	7.0	(42.9)
Depreciation and amortization	150.7	150.8	162.7
Impairment	—	2.7	57.6
Embedded derivatives fair value loss	35.5	—	—
Management fee	5.5	5.7	5.6
Loss (gain) on extinguishment of debt	—	21.7	(1.0)
Business transformation, non-recurring and other one-time costs	32.1	13.6	52.4
Costs associated with CompoSecure transaction	20.9	—	—
Less: Other segment expenses (income)[1]	31.8	(15.2)	17.2
Segment net loss	$ (113.2)	$ (72.2)	$ (140.9)

1Other segment expenses (income) primarily represent foreign exchange loss of $29.7 million, foreign exchange gain of $14.7 million and cybersecurity incident of $11.9 million for the years ended December 31, 2025, 2024 and 2023, respectively.

Geographical information
The Company is managed on a worldwide basis, but operates in four principal geographical areas, North America, which includes Canada and the U. S.; Latin America, which includes Mexico and Central and South America; EMEA, which includes Europe, the Middle East, Africa and the Commonwealth of Independent States; and Asia Pacific, which includes Japan, China, India, Singapore, Australia and New Zealand.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	57

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

In presenting the geographical information, revenue is based on the region in which the revenue is transacted, and intellectual property is located. Assets are based on the geographic locations of the assets.

Year ended December 31, 2025	Canada	Luxembourg	United States	China	Rest of the World	Total
Revenue	22.8	4.4	419.7	170.4	951.4	$ 1,568.7
Non-current assets	153.5	90.6	82.2	44.3	33.5	$ 404.1

Year ended December 31, 2024	Canada	Luxembourg	United States	China	Rest of the World	Total
Revenue	20.0	4.7	412.9	197.6	859.3	$ 1,494.5
Non-current assets	151.2	79.9	76.2	42.7	26.1	$ 376.1

Year ended December 31, 2023	Canada	Luxembourg	United States	China	Rest of the World	Total
Revenue	23.3	8.7	481.5	175.3	828.3	$ 1,517.1

Within the category of Rest of the World, there are no countries that exceed 10% of total non-current assets presented above.
19. COST OF GOODS SOLD
The cost of goods sold consists of the following:

	For the years ended December 31,
	2025	2024	2023
Material	$ 548.2	$ 508.7	$ 565.5
Labor	180.2	157.0	157.1
Overheads	300.4	280.7	290.5
Other	22.2	13.5	17.8
Total	$ 1,051.0	$ 959.9	$ 1,030.9

HUSKY TECHNOLOGIES LIMITED | Financial Statements	58

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

20. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses by nature are as follows:

	For the years ended December 31,
	2025	2024	2023
Depreciation and amortization	$ 116.5	$ 115.9	$ 123.5
Impairment of intangibles	—	1.8	57.6
Employee costs and benefits	104.0	95.7	91.3
Business transformation, non-recurring and other one-time costs	38.6	9.1	43.3
Office and facility costs	16.9	15.7	16.4
Professional services	10.4	11.6	9.6
Marketing	10.7	8.4	3.7
Travel	9.8	8.2	7.8
Other	7.6	15.6	23.7
Total	$ 314.5	$ 282.0	$ 376.9

21. INTEREST EXPENSES, NET
Interest expense for the Company is as follows:

	For the years ended December 31,
	2025	2024	2023
Accretion and interest on debt	$ 240.6	$ 290.1	$ 273.2
Amortization of transaction costs and debt discount	13.8	18.0	18.6
Commitment fees	1.0	1.0	0.8
Bank fees and other charges, net	0.7	1.2	1.4
Total	$ 256.1	$ 310.3	$ 294.0

22. COMMITMENTS, GUARANTEES, CONTINGENCIES AND INDEMNIFICATIONS
The Company’s commitments, guarantees, contingencies and indemnifications consist of the following:
Letters of credit and guarantees
The Company may request that its bank issue letters of credit or letters of guarantee in favor of suppliers, customers and/or tax authorities to payment of certain obligations. As at December 31, 2025 and 2024, the Company issued such letters totaling $29.4 million and $13.4 million, respectively. For the years ended December 31, 2025 and 2024, there were no material payments against such obligations.
The Company may, in certain cases, guarantee equipment performance benchmarks. Such guarantees may entail payment of a monetary penalty, or may commit the Company to repurchase the equipment, if the performance benchmarks are not met. For the years ended December 31, 2025, 2024 and 2023, the Company made no material payments to its customers related to equipment performance guarantees.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	59

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

In December 2025, the Company entered into an agreement with Microsoft, pursuant to which the Company is committed to spend a minimum of $7.0 million on cloud services. The committed spend period is from January 1, 2026, until December 12, 2028. As at December 31, 2025, the Company has $7.0 million remaining on this commitment.
Future capital expenditures
As at December 31, 2025, the Company had commitments to make future capital expenditures under non-cancellable contracts of $31.9 million due in 2026 and $4.6 million due in 2027 and thereafter.
Other contingencies
The Company has been named as defendant in certain legal actions and is subject to various risks and contingencies arising in the ordinary course of business. Management believes that adequate provisions have been recorded in the consolidated financial statements, as required. Although it is not possible to estimate the extent of potential costs of any known matters, if any, management believes that ultimate resolution of such contingencies would not have a material adverse effect on the financial position, results of operations or cash flows of the Company.
Indemnifications
In the ordinary course of business, the Company has entered into agreements that include indemnifications in favor of third parties related mainly to lending agreements (for example, tax and environmental indemnifications). Such agreements do not specifically quantify the Company's liability and, therefore, it is not possible to estimate the potential liability under these indemnities. Historically, the Company has not made any significant payments under indemnifications provided in the ordinary course of business.
23. LOSS PER SHARE
Basic loss per share is calculated by dividing the loss for the respective years by the weighted average number of common shares outstanding during the period. The Company uses the treasury stock method for calculating the dilutive effect of the outstanding stock options. Under the treasury stock method, the weighted average number of common shares outstanding used for the calculation of diluted earnings per share assumes that the proceeds to be received on the exercise of dilutive stock options are used to repurchase common shares at the average market price during the period. Since the Company was in a loss position in all years presented herein, the effect of all outstanding stock options and warrants is anti-dilutive, therefore diluted loss per share is equal to basic loss per share for all periods presented.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	60

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

The outstanding number and type of securities that could potentially dilute basic earnings per share in the future are as noted below:

	As at December 31,
	2025	2024	2023
Number of options outstanding – Stock-based compensation	68,781	67,744	61,827

	For the years ended December 31,
	2025	2024	2023
Net loss attributable to common equity holders	$ (77.7)	$ (278.7)	$ (140.9)
Weighted average number of common shares outstanding	935,522	935,581	935,914
Net loss per share attributable to common equity holders (basic and diluted)	$ (83.06)	$ (297.89)	$ (150.55)

24. RELATED PARTY TRANSACTIONS
The following table summarizes related party transactions in the consolidated statements of operations.

	For the years ended December 31,
	2025	2024	2023
Fees for corporate and advisory services	$ 5.5	$ 5.7	$ 5.6
Interest income on promissory note	1.1	0.8	—
Total	$ 6.6	$ 6.5	$ 5.6
Under a corporate advisory services agreement with Platinum Equity Advisors, LLC (“Platinum Advisors”), an entity affiliated with Platinum, the Company pays an annual fee for certain corporate and advisory services provided by Platinum Advisors and reimburses Platinum Advisors for expenses incurred in the provision of such services. As at December 31, 2025 and 2024, the Company has accrued $2.5 million and $1.3 million, respectively, related to such fees and reimbursements. These amounts were included in accounts payable and accrued liabilities in the consolidated balance sheets. The interest income on promissory note is included in interest, net and all other related party transactions are included in selling, general and administrative expenses within the consolidated statements of operations.
On April 19, 2024, the Company entered into a promissory note receivable with an entity that has a majority ownership in the Company in the amount of $20.0 million, bearing interest at 6% and due on demand. The Company also had other receivables, due on demand, from its parent holding companies in relation to the general and administration fees paid by the Company on behalf of such parent holding companies.
On December 30, 2025, the Company settled a $20.0 million promissory note along with applicable interest and general and administration fees, included in receivable from related party in the consolidated balance sheets, by a return of capital to its shareholders. Please refer to Note 16 for further information on return of capital. These amounts were included in receivable from related party in the consolidated balance sheets.
The following table summarizes related party receivable in the consolidated balance sheets.

HUSKY TECHNOLOGIES LIMITED | Financial Statements	61

Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

	As at December 31,
	2025	2024
Promissory note receivable	$ —	$ 20.0
General and administration fees receivable	—	1.6
Interest receivable on promissory note	—	0.8
Total	$ —	$ 22.4

25. SUBSEQUENT EVENTS
On January 2, 2026, the Company issued notices for the conditional redemption of its outstanding 9.0% Senior Secured Notes maturing on February 15, 2029. The redemption consists of a partial redemption of $300.0 million of the aggregate principal amount at a redemption price of 103.0%, and a full redemption of the remaining Notes at a redemption price of 104.5%. The actual redemption occurred on January 13, 2026. These redemptions were subject to certain conditions, which were satisfied prior to the redemption date. As these events occurred after December 31, 2025, the Company evaluated these transactions as non-recognized subsequent events. Accordingly, no liability or change in presentation for the Senior Secures Notes was reflected in the financial statements as of December 31, 2025.
On January 8, 2026, the Company completed a series of amalgamations with its affiliated Canadian corporations. Under Canadian income tax legislation, the amalgamation results in deemed year‑ends for the predecessor entities immediately prior to the transaction, and the related operating losses, capital losses, non-deductible interest and financing expenses, and investment tax credit carryforwards, among others, will transfer to the successor corporation.
On January 12, 2026, an acquisition of control of the successor corporation occurred for Canadian tax purposes. An acquisition of control may affect the future utilization of certain tax attributes, including restrictions on non‑capital loss carryforwards. The accompanying consolidated financial statements as of and for the year-ended December 31, 2025, do not reflect any adjustments to the measurement or aging of deferred tax assets, as well as the Company’s assessment of the valuation allowance. The Company will reassess the realizability of its deferred tax assets, related valuation allowance, and income tax effects of these transactions in the period in which they occur.
In January 2026, there were a series of reorganization steps. As a result, the legal entity Husky Technologies Limited ceases to exist and amalgamated to form Husky Injection Molding Systems Limited (Canada).
On January 12, 2026, the Company completed its previously announced business combination with CompoSecure, Inc. ("CompoSecure"), a publicly traded company (NYSE: CMPO). As a result of the transaction, Husky became a wholly owned subsidiary of and subsequently operates as a standalone business alongside CompoSecure. In conjunction with the closing of this business combination, the preferred shares and related embedded derivatives, as discussed in Note 14, vested and were fully redeemed in cash. The warrants attached to the issuance of the preferred shares expired unexercised. The Senior Secured Notes, Term Loan and Revolver, as discussed in Note 14, were fully repaid and closed on January 13, 2026, January 14, 2026 and January 14, 2026, respectively. Due to the business combination closing, all of the stock options, as noted in Note 17, accelerated its vesting and became fully vested immediately prior to the closing of the CompoSecure business combination. As a part of the purchase consideration, the option holders received either CompoSecure shares or cash equal to the difference in values between the market price and exercise price of the stock options on a net basis. In conjunction with the business combination, CompoSecure has also changed its name to GPGI, Inc. (“GPGI”), a publicly traded company (NYSE: GPGI), which was completed on January 22, 2026.

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Notes to the Consolidated Financial Statements
Years ended December 31, 2025, 2024 and 2023
In millions of U.S. dollars (except for share amounts)

There were no other subsequent events through March 9, 2026, the date the consolidated financial statements were available to be issued.

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